Syndicated convertible loan facility agreement

Samson Oil and Gas USA Inc (as Borrower)

Each Guarantor listed in schedule 1

Each party listed in schedule 2 (as Financier)

Macquarie Bank Limited (as Agent)

and

Macquarie Bank Limited (as Security Trustee)

and others

MLC Centre Martin Place Sydney New South Wales 2000 Australia
Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
www.freehills.com DX 361 Sydney

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE
Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference PStJ:EdC:36G

Samson Oil and Gas USA Inc (as Borrower)

Each Guarantor listed in schedule 1

Each party listed in schedule 2 (a Financier)

Macquarie Bank Limited (as Agent)

Macquarie Bank Limited (as Security Trustee)

and

Samson Oil & Gas Limited (as Parent)

Table of contents

ClausePage

1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	24
	1.3	Inclusive expressions	25
	1.4	Business Day	25
	1.5	Accounting Standards	25
	1.6	Security Trustee’s limitation of liability protection	25
	1.7	Calculation of close out amount in respect of transaction under a Secured
		Hedging Agreement subject to ISDA Master Agreement 2002	26
2	Conditions precedent		26
	2.1	Conditions precedent to initial Funding Portion	26
	2.2	Conditions precedent to all Funding Portions	29
	2.3	Certified copies	30
	2.4	Cancellation of Commitment	30
	2.5	Benefit of conditions precedent	30
3	Commitment, purpose and availability of Convertible Loan Facility		30
	3.1	Provision of Commitment	30
	3.2	Several obligations and rights of Financiers	30
	3.3	Purpose	30
	3.4	Prepayment	31
	3.5	Redemption of Call Options	31
	3.6	Prepayment date	32
4	Funding and rate setting procedures		32
	4.1	Delivery of Funding Notice	32
	4.2	Requirements for a Funding Notice	32
	4.3	Irrevocability of Funding Notice	32
	4.4	Number of Funding Portions	32
5	Convertible Loan Facility		33
	5.1	Provision of Funding Portions	33
	5.2	Payment to the Borrower	33
	5.3	Repayment	33
	5.4	Interest	33
6	Call Options		33
	6.1	Call Option terms	33
	6.2	Adjustments to VWAP for Tranche B Call Options	35
	6.3	Changes after the Price Set Date for all Call Options	36
	6.4	Corporate undertakings	37
	6.5	Participation in Additional Rights	37
	6.6	Share Ranking	38
	6.7	Official Quotation	38

	6.8	Variation	38
	6.9	Call Option Certificates	38
	6.10	Cleansing Statement	38
7	Payments		39
	7.1	Manner of payment	39
	7.2	Payments on a Business Day	39
	7.3	Payments in gross	39
	7.4	Taxes	39
	7.5	Amounts payable on demand	42
	7.6	Appropriation of payments	42
	7.7	Distribution by Agent	43
	7.8	Non-receipt of funds by Agent	43
	7.9	Redistribution of payments	43
	7.10	Rounding	44
	7.11	Currency exchanges	44
	7.12	Secured Hedging Agreement	44
8	Representations and warranties		44
	8.1	Representations and warranties	44
	8.2	Survival and repetition of representations and warranties	54
	8.3	Reliance by Finance Parties	54
9	Undertakings		54
	9.1	Provision of information and reports	54
	9.2	Reserve Reports	55
	9.3	Proper accounts	57
	9.4	Notices to the Agent	57
	9.5	Compliance	58
	9.6	Maintenance of capital	58
	9.7	Compliance with laws and Authorisations	58
	9.8	Corporate existence	58
	9.9	Environmental law	59
	9.10	Payment of Taxes and outgoings	60
	9.11	Material Documents	60
	9.12	Amendments to constitution	60
	9.13	Negative pledge and disposal of assets	60
	9.14	Financial Indebtedness	61
	9.15	No change to business	61
	9.16	Financial accommodation	61
	9.17	Restrictions on dealings	61
	9.18	Restrictions on Distributions and fees	62
	9.19	Undertakings regarding Secured Property	62
	9.20	Insurance	63
	9.21	Officers	66
	9.22	Kestrel	66
	9.23	Financial undertakings	66
	9.24	Shareholder Approval	67
	9.25	Term of undertakings	67

10	Events of Default		67
	10.1	Events of Default	67
	10.2	Effect of Event of Default	71
	10.3	Transaction Parties to continue to perform	71
	10.4	Enforcement	71
11	Increased costs and illegality		72
	11.1	Increased costs	72
	11.2	Illegality	73
12	Guarantee and indemnity		73
	12.1	Guarantee	73
	12.2	Payment	73
	12.3	Securities for other money	73
	12.4	Amount of Secured Moneys	73
	12.5	Proof by Financiers	74
	12.6	Avoidance of payments	74
	12.7	Indemnity for avoidance of Secured Moneys	75
	12.8	No obligation to marshal	75
	12.9	Non-exercise of Guarantors’ rights	75
	12.10	Principal and independent obligation	75
	12.11	Suspense account	76
	12.12	Unconditional nature of obligations	76
	12.13	No competition	78
	12.14	Continuing guarantee	79
	12.15	Variation	79
	12.16	Judgments	79
	12.17	Additional Guarantors	79
	12.18	Limited recourse - Parent	80
	12.19	Extent of Guarantor’s obligations	81
13	Indemnities and Break Costs		81
	13.1	General indemnity	81
	13.2	Break Costs	82
	13.3	Foreign currency indemnity	82
	13.4	Conversion of currencies	83
	13.5	Continuing indemnities and evidence of loss	83
14	Fees, Tax, costs and expenses		83
	14.1	Fees	83
	14.2	Agent’s fees	83
	14.3	Security Trustee’s Fees	84
	14.4	Costs and expenses	84
	14.5	GST	84
15	Interest on overdue amounts		84
	15.1	Payment of interest	84
	15.2	Accrual of interest	85
	15.3	Rate of interest	85

16	Relations between Agent and Financier		85
	16.1	Appointment of Agent	85
	16.2	Agent’s capacity	85
	16.3	Agent’s obligations	86
	16.4	Agent’s powers	86
	16.5	Instructions to Agent	86
	16.6	Assumptions as to authority	87
	16.7	Agent’s liability	87
	16.8	Delegation	87
	16.9	Agent entitled to rely	87
	16.10	Provision of information	87
	16.11	Indemnity by Financiers	88
	16.12	Independent appraisal by Financiers	88
	16.13	Resignation and removal of Agent	89
	16.14	Institution of actions by Financiers	89
	16.15	Identity of Financiers	89
	16.16	Electronic transmission of notices	89
	16.17	Instructions	90
17	Assignment and substitution		90
	17.1	Assignment by Transaction Party	90
	17.2	Assignment by Financiers	90
	17.3	Substitution certificate	91
	17.4	Assist	91
	17.5	Securitisation permitted	91
	17.6	Participation permitted	92
	17.7	Lending Office	92
	17.8	No increase in costs	92
18	Saving provisions		92
	18.1	No merger of security	92
	18.2	Exclusion of moratorium	93
	18.3	Conflict	93
	18.4	Consents	93
	18.5	Principal obligations	93
	18.6	Non-avoidance	93
	18.7	Set-off authorised	94
	18.8	Agent’s certificates and approvals	94
	18.9	No reliance or other obligations and risk assumption	94
	18.10	Power of attorney	95
19	General		95
	19.1	Confidential information	95
	19.2	Transaction Party to bear cost	95
	19.3	Notices	96
	19.4	Governing law and jurisdiction	96
	19.5	Prohibition and enforceability	97
	19.6	Waivers	97
	19.7	Variation	97
	19.8	Cumulative rights	98

Schedule 1 - Guarantor
Schedule 2 - Financiers
Schedule 3 - Notice details
Schedule 4 - Officer’s certificate
Schedule 5 - Funding Notice
Schedule 6 - Group Structure Diagram
Schedule 7 - Compliance Certificate
Schedule 8 - Exercise Notice
Schedule 9 - Call Option Certificate
Schedule 10 - Authorised Signatories for Funding Notices
Schedule 11 - Litigation; Governmental Proceedings
Schedule 12 - Unpaid bills
Schedule 13 - Taxpayer identification
Schedule 14 - Other agreements
Schedule 15 - Material Documents that pertain to the Properties
Schedule 16 - Farmout agreements and subject contracts, etc
Schedule 17 - Operators; Operating Agreements
Schedule 18 - Marketing of production
Schedule 19 - Deposit Accounts
Schedule 20 - Executive Offices; Jurisdiction of formation
Schedule 21 - Insurance
Schedule 22 - Authorisations, operating permits and licences
Annexure A - Guarantee Assumption Agreement
Annexure B - Substitution certificate
Annexure C - Properties; Interests

This convertible loan facility agreement

is made on 2006 between the following parties:

1	Samson Oil and Gas USA Inc.
of 1726 Cole Blvd., Suite 210, Lakewood, Colorado 80401 USA
(the Borrower)

2	Each party listed in schedule 1
(each a Guarantor)

3	Each party listed in schedule 2
(each a Financier)

4	Macquarie Bank Limited
ABN 46 008 583 542
of Level 1, No. 1 Martin Place
Sydney NSW 2000
(Agent)

5	Macquarie Bank Limited
ABN 46 008 583 542
of Level 1, No. 1 Martin Place
Sydney NSW 2000
(Security Trustee)

6	Samson Oil & Gas Limited
ABN 25 009 069 005
of Level 36, Exchange Plaza, 2 The Esplanade, Perth WA 6000
(Parent)

Recital

The Financiers have agreed to provide the Convertible Loan Facility to the Borrower on the terms of this agreement.

The parties agree

in consideration of, among other things, the mutual promises contained in this agreement:

1	Definitions and interpretation

1.1	Definitions

In this agreement the following terms shall have the following meanings:

Accounting Standards means generally accepted accounting principles, standards and practices applying the law and otherwise generally accepted in Australia, consistently applied;

Acquisition means the acquisition by the Borrower of the Stanley Assets pursuant to the Acquisition Agreements;

Acquisition Agreements means:

(a)	the PSA;

(b)	the “Conveyance” (as defined in the PSA); and

(c)	the Post Closing Agreement dated as of March 6, 2006 between the Borrower and the Vendors;

Additional Guarantor means a Person who has executed a Guarantee Assumption Agreement;

Additional Rights means any bonus shares or other Equity Interests issued or to be issued by the Parent;

Additional Rights Closing Date means the date determined by the Parent to be the last day on which a Person may accept any offer of Additional Rights;

AFE means an authorisation for expenditure representing an estimate of work to be performed;

Affiliate means, in respect of any Person:

(a)	any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person,

(b)	any director or officer of such Person or of any Person referred to in paragraph (a) above, or

(c)
if any Person in paragraph (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.

As used in this definition, control (including, with its correlative meanings, controlled by and under common control with) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise); provided that, in any event, any Person who owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the Equity Interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and any Subsidiary of any Transaction Party shall be deemed to be an Affiliate of that Transaction Party;

Aged Debts means any debt or monetary obligation of a member of the Group (not being Permitted Financial Indebtedness) which is not paid within 90 days of being incurred;

Agent means Macquarie Bank Limited ABN 46 008 583 542 of Level 1, No. 1 Martin Place Sydney NSW 2000 (or any replacement agent appointed under clause 16.13);

Associate means an associate as defined in section 318 of the Tax Act;

ASX means the Australian Stock Exchange;

ASX Business Day has the meaning given to that term in the ASX Listing Rules;

ASX Listing Rules means the Australian Stock Exchange Listing Rules;

Attorney means an attorney appointed under a Transaction Document;

Australian Dollars and A$ means the lawful currency of the Commonwealth of Australia;

Australian Dollar Equivalent means, at any time in respect of any amount denominated other than in Australian Dollars, the amount of Australian Dollars determined by the Agent by translating that amount of currency into Australian Dollars using the spot rate of exchange which the Agent determines to be the rate of exchange which it could, on that day, buy Australian Dollars with that other currency in the ordinary course of business;

Authorisation means:

(a)	any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or

(b)
in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action;

Availability Period means the period commencing on the date of this agreement and ending on the earlier of:

(a)	30 May 2006; or

(b)	the date on which the Commitment is cancelled or drawn in full under this agreement;

Bankruptcy Code means Title 11 of the United States Code as amended from time to time;

Bill means a bill of exchange as defined in the Bills of Exchange Act 1909 (Cth);

Borrower means Samson Oil and Gas USA Inc;

Break Costs means, for any repayment or prepayment the amount (if any) by which:

(a)	the interest on the amount repaid or prepaid which a Financier should have received under this agreement (had the repayment or prepayment not occurred),

exceeds:

(b)	the return which that Financier would be able to obtain by placing the amount repaid or prepaid to it on deposit with a Reference Bank,

in each case for the period from the date of repayment or prepayment until the last day of the then current Interest Period applicable to the repaid or prepaid amount;

Business Day means:

(a)	for the purposes of clause 19.3, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday; and

(b)	for all other purposes, a day on which banks are open for business in Sydney and New York excluding a Saturday, Sunday or public holiday;

Calculation Period has the meaning given to that term in clause 6.1(e)(1)(B);

Call Option means each call option issued by the Parent to a Financier which, if exercised, requires the Parent to issue a Share to the Holder of that Call Option in accordance with clause 6, being either a Tranche A Call Option or a Tranche B Call Option;

Call Option Certificate means each document of title evidencing the issue of a Call Option substantially in the form of, or substantially in the form of, schedule 9;

Call Option Issue Date means, in respect of a Call Option, the date the Call Option is issued by the Parent to a Financier in accordance with clause 6.1(a);

Call Option Exercise Period means:

(a)	in relation to a Tranche A Call Option, the period commencing on the Call Option Issue Date for the Tranche A Call Options and ending on the Maturity Date; and

(b)	in relation to a Tranche B Call Option, the period commencing on 1 April 2009 and ending on the Maturity Date;

Change in Law means any present or future law, regulation, treaty, order or official directive or request (which, if not having the force of law, would be complied with by a responsible financial institution) which:

(a)	commences, is introduced, or changes, after the date of this agreement; and

(b)	does not relate to a change in the effective rate at which Tax is imposed on the overall net income of a Finance Party;

Change of Control means the occurrence of any event which results in any Person (either alone or jointly with any other Person) acquiring Control of the Parent or the Parent becoming a Subsidiary of any Person;

Class means in respect of a Call Option, either the Tranche A Call Options (which form one Class) or the Tranche B Call Options (which form another Class);

Collateral Security means any present or future Encumbrance, Guarantee or other document or agreement created or entered into by a Transaction Party or any other Person as security for, or to credit enhance, the payment of any of the Secured Moneys;

Commitment means:

(a)
in respect of a Financier and a Tranche of a Convertible Loan Facility, the amount specified opposite its name in schedule 2 in respect of that Tranche of the Convertible Loan Facility, as adjusted under this agreement; or

(b)
in respect of a Financier and without reference to a particular Tranche of the Convertible Loan Facility, the aggregate of the amounts specified opposite its name in schedule 2 for each Tranche of the Convertible Loan Facility, as adjusted under this agreement;

Compliance Certificate means a certificate in the form of, or substantially in the form of, schedule 7;

Contamination means, in respect of a Property or any other Secured Property, the presence of Pollutants:

(a)	in, on or under the Property or Secured Property; or

(b)	in the ambient air and emanating from the Property or Secured Property;

Contested Tax means a Tax payable by a Transaction Party where the Transaction Party is contesting its liability to pay that Tax, and has reasonable grounds to do so and for which such Transaction Party has set aside on its books adequate reserves in accordance with applicable Accounting Standards;

Contribution Share means, in respect of a Financier at any time, the Secured Moneys plus (without double counting any amount) the Exposure of that Financier at that time expressed as a percentage of the aggregate Secured Moneys plus (without double counting any amount) the aggregate Exposures of all Financiers at that time (including, in each case, any Secured Hedging Exposure of any Financier);

Control means control as defined in section 50AA of the Corporations Act;

Controller means a controller as defined in section 9 of the Corporations Act;

Convertible Loan Facility means the convertible loan facility made available by the Financiers to the Borrower under this agreement;

Corporations Act means the Corporations Act 2001 (Cth);

Crude Oil means all crude oil, condensate and other liquid hydrocarbon substances;

Current Assets means, at any time, the current assets of the Group as identified in the most recent quarterly Financial Reports of the Group;

Current Liabilities means, at any time, the current liabilities of the Group as identified in the most recent quarterly Financial Reports of the Group and including all Secured Moneys;

Current Ratio means, at any time, the ratio of Current Assets to Current Liabilities;

Deeds of Assignment means each deed of assignment under which the rights of the Parent in respect of any one or more of Samson Securities are assigned to the Security Trustee;

Default means:

(a)	an Event of Default; or

(b)	a Potential Event of Default;

Defensible Title means with respect to each Property, title that:

(a)
entitles the Person to receive (free and clear of all royalties appearing or not appearing of record, all overriding royalties and all net profits interests or other burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest set out in annexure C in all Hydrocarbons produced, saved and marketed from the Property for the productive life of the Property, free and clear of any Lien, other than the Permitted Encumbrances and any Liens, which are in favor of the Finance Parties and their Affiliates or are permitted under this agreement; and

(b)
obligates such Person to bear costs and expenses relating to the maintenance, development and operation of such Property in an amount not greater than the Working Interest set out in annexure C for the productive life of such Property;

Delisting	Event means:

(a)	the Parent ceasing to be listed on ASX;

(b)	the Shares ceasing to quoted on ASX; or

(c)	the Shares are suspended from trading on ASX for a period of 20 consecutive “business days” (as that term is defined in the ASX Listing Rules);

Deposit Account Control Agreement means the Deposit Account Control Agreement dated on or about the date of this agreement between the Borrower, the Security Trustee and Key Bank;

Disqualified Capital Stock means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible into or exchangeable for Financial Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of:

(a)	the Maturity Date; and

(b)	the date on which there are no Funding Portions or other obligations outstanding under this agreement and all Commitments (conditional or otherwise) of the Financiers are cancelled in full;

Distribution means any dividend, distribution or other amount declared or paid by a Transaction Party on any Equity Interests issued by it;

Effective Date means, in respect of a Reserve Report, the meaning given to that term in clause 9.2(a), clause 9.2(b) or clause 9.2(c) (as applicable);

Employee Plans means an employee pension benefit plan covered by Title IV of the U.S. Employee Retirement Income Security Act of 1974, as amended, and related rules and regulations;

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any asset, including any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, deed of trust, assignment of production, charge, Lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes any agreement to grant or create any of the above;

Environmental Law means any legislation, statutes, orders, regulations or other law regulating Pollutants in connection with the protection of the environment or health and safety in the relevant jurisdiction in which a Transaction Party has been or is operating (including by the export of its products or its waste to that jurisdiction);

Environmental Liability means any actual or potential Loss incurred or which may be incurred in connection with:

(a)	the investigation or remediation;

(b)	a claim by any third party;

(c)	any action, order, declaration or notice by a Government Agency under an Environmental Law; or

(d)	any agreement between a Transaction Party and any:

(1)	owner or occupier of land; or

(2)	Government Agency;

of or in respect of Contamination of any Properties or Premises;

Equipment has the meaning assigned to that term in the UCC and includes all surface or subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other personal or moveable property of whatsoever kind or nature (excluding property rented by a Transaction Party or taken to the premises for temporary uses) now owned or hereafter acquired by a Transaction Party which are now or hereafter located on or under any of the lands attributable to the Properties which are used for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons and whether or not attributable to the Properties (together with all accessions, additions and attachments to any thereof), including, without limitation, all Wells, casing, tubing, tubular goods, rods, pumping units and engines, “Christmas trees”, platforms, derricks, separators, compressors, gun barrels, flow lines, water injection lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, wellhead valves, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts, storage and handling equipment, together with all additions and accessions thereto, all replacements and all accessories and parts therefore, all manuals, blueprints, documentation and processes, warranties and records in connection therewith including, without limitation, any and, to the extent permitted, all seismic data, geological data, geophysical data and interpretation of any of the foregoing, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing;

Equity Interests means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests or unit in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder to purchase or acquire any such Equity Interest or which is convertible into any such share, stock or interest;

Event of Default means any event specified in clause 10.1;

Exercise Notice means a notice in the form of, or substantially in the form of, schedule 8;

Exercise Date means the date an Exercise Notice is given under clause 6;

Exercise Price means US$1 per Call Option;

Exercise Shares means the Shares issued pursuant to an exercise of the Call Options referred to in an Exercise Notice given by the Holder of those Call Options;

Exposure means at any time, in respect of a Financier the sum of:

(a) it Commitments at that time in respect of both Tranches of the Facility; and

(b) if that Financier is also a Secured Hedging Counterparty, its Secured Hedging Exposure at that time;

Fee Letter means:

(a) the fee letter dated on or about the date of this agreement between the Borrower and Macquarie Bank Limited; and

(b) the fee letter dated on or about the date of this agreement between the Borrower, the Agent and the Security Trustee;

Finance Party means:

(a) the Agent;

(b) the Security Trustee;

(c) a Financier; or

(d) a Secured Hedging Counterparty;

Financial Indebtedness means any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

(a) Bill, bond, debenture, note or similar instrument;

(b) acceptance, endorsement or discounting arrangement;

(c) Guarantee;

(d) finance or capital Lease;

(e) agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;

(f) obligation to deliver goods or provide services paid for more than thirty days in advance by any financier;

(g) agreement for the payment of capital or premium on the redemption of any preference shares;

(h) net liability in respect of any commodity swaps, interest rate swaps, foreign currency hedges, forward exchange rate agreement and futures contract;

(i) receivables sold or discounted (on a non-recourse basis);

(j) counter-indemnity obligation in respect of a Guarantee;

(k) Disqualified Capital Stock;

(l) undischarged balance of any production payment created by a Person or for the creation of which a Person directly or indirectly received payment,

and irrespective of whether the debt or liability:

(l) is present or future;

(m) is actual, prospective, contingent or otherwise;

(n) is at any time ascertained or unascertained;

(o) is owed or incurred alone or severally or jointly or both with any other Person;

(p) comprises any combination of the above; or

(q) is included as a liability under the Accounting Standards

Financial Report means, in relation to an entity, the following financial statements and information in relation to the entity, prepared for its financial quarter, financial half year or financial year:

(a) a balance sheet;

(b) an income statement;

(c) a cashflow statement; and

(d) a change in equity statement;

Financial Undertaking has the meaning given to that term in clause 9.23;

Financier means each party listed in schedule 2 and any Person who is a Substitute Financier;

Funding Date means the date on which a Funding Portion is drawn down, or is to be drawn down, by the Borrower under this agreement;

Funding Notice means a notice given under clause 4.1;

Funding Portion means each portion of the Total Commitment provided under this agreement;

Government Agency means any government or any governmental, semi-governmental, administrative, regulatory, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

Governmental Requirements means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorisation or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Government Agency, including all operating permits and licenses contemplated under clause 8.1(u);

Group means the Parent and its Subsidiaries;

Group Structure Diagram means the group structure diagram in schedule 6, as amended or updated by the delivery of a new diagram to the Agent under clause 9.1(f);

GST means the goods and services tax levied under the GST Act;

GST Act means A New Tax System (Goods and Services Tax) Act 1999;

Guarantee means any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:

(a)
to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

(b)	to indemnify any Person against the consequences of default in the payment of; or

(c)	to be responsible for,

any debt or monetary liability of another Person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other Person;

Guarantee Assumption Agreement means an agreement in the form of, or substantially in the form of, annexure A;

Guarantor means:

(a)	each party specified in schedule 1; and

(b)	any Person who has executed a Guarantee Assumption Agreement;

Hazardous Substance Laws means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Hazardous Liquid Pipeline Safety Act of 1979, as amended, 40 U.S.C. 2001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Federal Clean Air Act, 42 U.S.C. 7401 et seq., any so-called federal, state or local “superfund” or “superLien” statute, and any other applicable federal, state or local law, rule, regulation or ordinance related to the remediation, clean-up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Pollutant;

Hedging Agreement means

(a)
any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index option, swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined in paragraph (b) below); and

(b)
any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a Master Agreement), including any such obligations or liabilities under any Master Agreement;

Holder means, in respect of a Call Option, the Financier to whom that Call Option was issued in accordance with clause 6.1(a) or any Financier or any Substitute Financier to whom that Call Option is transferred in accordance with clause 17.2;

Hydrocarbons means all Crude Oil and Natural Gas;

Independent Engineering Consultant means any independent petroleum engineering firm selected by the Agent (after consultation with the Borrower) to act in such role;

Interest Payment Date means the last day of each Interest Period;

Interest Period means:

(a)	the period commencing on the first Funding Date and ending on the next Quarter Date;

(b)	each subsequent period commencing on the last day of the previous Interest Period and ending on the next Quarter Date; and

(c)	the last Interest Period will commence on the Quarter Date preceding the Maturity Date (or if that Quarter Date is not a Business Day, the preceding Business Day) and will end on the Maturity Date;

If an Interest Period ends on a day which is not a Business Day, it is regarded as ending on the preceding Business Day.

Interest Rate means:

(a)	in respect of a Funding Portion under Tranche A, 9.25% per annum;

(b)	in respect of a Funding Portion under Tranche B, 9.70% per annum;

Kestrel means Kestrel Energy, Inc.;

Kestrel Assets means the Kestrel Properties and any Kestrel real and personal property;

Kestrel Loan means all amounts of Financial Indebtedness owed by Kestrel to the Parent including all amounts outstanding under the Kestrel Loan Documents;

Kestrel Loan Document means:

(a)
the Revolving Credit Loan Agreement dated as of June 30, 2005 between the Parent and Kestrel as amended by the First Amendment to revolving credit loan agreement to be entered into by the Parent and Kestrel on or about the date of this agreement;

(b)
the Revolving Credit Master Note executed by Kestrel and the Parent on June 30, 2005 as amended by the Amendment to Revolving Credit Master Note to be entered into by the Parent and Kestrel on or about the date of this agreement;

Kestrel Properties means those properties specified in annexure C;

Knowledge means actual knowledge without independent investigation. For entities, knowledge means actual knowledge of any of the entity’s officers or any other individual that has been given primary responsibility for conduct of an independent investigation if one has been conducted;

Knowledge After Due Inquiry means actual knowledge after conducting or directing the conduct of an investigation that is reasonable in light of the relevant circumstances;

Lease means:

(a)	a lease, charter, hire purchase, hiring agreement or any other agreement under which any property is or may be used or operated by a Person other than the owner; and

(b)
with respect to any Property, whether one or more, oil, gas and/or mineral leases or other interests pertaining to such Property, whether now owned or later acquired, and whether made subject to any Collateral Security, and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such Lease or Leases. The term shall also mean and include any permit, license, concession, approval or similar grant by a Government Agency authorising the development, exploration, extraction and sale of Hydrocarbons in relation to such Property;

Lending Office means, in respect of a Financier, the office of that Financier set out opposite its name in schedule 2 or any other office notified by that Financier under this agreement;

Lien means any interest in property (real or personal) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including:

(a)	the Lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; or

(b)	production payments and the like payable out of oil and gas properties and the Properties;

The term Lien shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

Loss means any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment;

Majority Financiers means at any time, one or more Financiers whose aggregate Contribution Shares are more than 50% at that time;

Material Adverse Effect means a material adverse effect on:

(a)	any Transaction Party’s ability to perform any of its obligations under any Transaction Document;

(b)	the enforceability of a Transaction Document; or

(c)	the current or prospective assets, business, operations or prospects of any Transaction Party or Kestrel;

Material Document means:

(a)	an Acquisition Agreement;

(b)
any Leases; Operating Agreements, Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and transportation agreements; farmout or farm-in agreements; unitisation agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easement and/or pooling agreements; surface leases, pipeline surface leases, permits, licenses, rights-of-way, servitudes or other interests relating to the Properties and any other executory contracts and agreements relating to the Properties;

(c)	a Kestrel Loan Document; or

(d)	a Samson Security;

Maturity Date means the earlier of 30 May 2011 and the fifth anniversary of the first Funding Date;

Mortgage means deed of trust, mortgage, assignment of production, security agreement and financing statement from the Borrower to Macquarie Holdings (USA) Inc., for the benefit of the Security Trustee;

Natural Gas means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Properties;

Net Revenue Interest means, with respect to any Property, the decimal or percentage share of Hydrocarbons produced and saved from or allocable to such Property, after deduction of all lessor and overriding royalties and other burdens on or paid out of such production;

Officer means:

(a)	in relation to a Transaction Party, a director or a secretary, or a Person notified to be an authorised officer, of the Transaction Party;

(b)	in relation to a Finance Party, any Person appointed by the Finance Party to act as its authorised officer for the purposes of this agreement;

Operating Agreement means

(a)	any operating agreements covering or relating to any one or more of the Properties as at the date of this agreement; and

(b)	any subsequently executed operating agreement covering or relating to any one or more of the Properties that is approved in writing by the Agent;

Operator means with respect to the Properties, Kestrel (in the case of the Kestrel Properties), the Borrower (in the case of the Stanley Properties) and any other operators, including contract operators, of the Properties approved by Agent in writing. The Operators for each of the Properties as of the date of execution of this agreement are identified in schedule 17;

Other Taxes has the meaning given to that term in clause 7.4(b);

Overdue Rate means 11.70% per annum;

Parent means Samson Oil & Gas Limited ABN 25 009 069 005 of Level 36, Exchange Plaza, 2 The Esplanade, Perth WA 6000;

Payment Currency means the currency in which any payment is actually made;

Permitted Distribution means a Distribution made where the following conditions are satisfied:

(a)	no Default has occurred which is continuing, or will occur as a result of the Distribution being made; and

(b)	the Current Ratio following that Distribution being made will be at least 1.5:1;

Permitted Encumbrance means:

(a)	every Lien created by operation of law securing an obligation that is not yet due;

(b)
every Lien for the unpaid balance of purchase money under an instalment contract entered into in the ordinary course of business where there is no default in the payment of any of that money provided that the aggregate amounts secured by all such Liens at any time is no greater than US$150,000 (or its equivalent in any other currency or currencies);

(c)	the Samson Security;

(d)	any Security or Collateral Security;

(e)
minor irregularities in title which do not materially interfere with the occupation, use or enjoyment of any of the property to which they relate in the normal course of business as presently conducted or materially impair the value thereof for such property;

(f)
all interests in the Properties securing obligations owed to, or claimed by, any Person other than a Finance Party, whether such interest is based on the common law, statute or contract, and whether such interest includes Liens or Encumbrances arising by virtue of mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or lease, consignment or bailment for security purposes, so long as each said interest has been expressly consented to by in writing the Security Trustee,

(g)
Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law, and of Operators arising by contract, in the ordinary course of business for sums not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor; and

(h)	any Encumbrances which are subordinate to the Security on term approved by the Agent,

which affects or relates to any of the assets of any Transaction Party and, in the case of the Parent only, includes any Encumbrance which affects or relates to any of its assets other than its Secured Property, but only to the extent that Encumbrance only secures repayment of Permitted Financial Indebtedness of the Parent;

Permitted Financial Accommodation means:

(a)	any financial accommodation or any Guarantee provided by a Transaction Party:

(1)	under the Transaction Documents; or

(2)	to another Transaction Party by way of intercompany loans (but only, in the case of a Security Provider, if made to another Security Provider);

(b)
any financial accommodation provided by a Transaction Party to a third party or any Guarantee provided by a Transaction Party to a third party in respect of obligations of another Transaction Party (but only, in the case of financial accommodation provided by a Security Provider where it is provided in respect of obligations of another Security Provider);:

(1)	in the ordinary course of ordinary business; and

(2)	up to a maximum aggregate amount for all Transaction Parties of US$150,000; or

(c)
any financial accommodation or loan provided by the Parent to Kestrel provided that the Finance Parties have security over the Parent’s rights in respect of that loan in a form acceptable to the Agent;

(d)	with the Agent’s prior written consent;

Permitted Financial Indebtedness means:

(a)
any liability under any agreement entered into in the ordinary course of business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days and not exceeding, in aggregate for each Transaction Party, an amount of US$150,000;

(b)	any Financial Indebtedness incurred by a Transaction Party in respect of any Permitted Financial Accommodation;

(c)	any Financial Indebtedness incurred or permitted to be incurred under any Transaction Document;

(d)	any other Financial Indebtedness approved by the Agent in writing;

(e)	in the case of the Parent only, any Financial Indebtedness which would not result in a breach of any Financial Undertaking;

Person means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organisation, joint stock company or other similar organisation, Government Agency, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity;

Personal Property means all personal property of every kind, whether now owned or later acquired, including all goods (including Equipment), documents, accounts, chattel paper (whether tangible or electronic), money, deposit accounts, letters of credit and letter-of-credit rights (without regard to whether the letter of credit is evidenced by a writing), documents, securities and all other investment property, supporting obligations, any other contract rights (including all rights in transportation agreements, processing agreements, delivery agreements and seismic agreements related to the Properties) or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles and rights to seismic and other geophysical data) and all permits, licenses, books and records including, without limitation, that related to the Properties or the business of the Borrower or Kestrel (as applicable) as it relates to the Properties in any way whatsoever;

Pledge Interests means all of the issued and outstanding Equity Interests of the Borrower and all of the issue and outstanding Equity Interests of Kestrel held by the Parent;

Pollutant means a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste and includes:

(a)
all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by the United States Congress or the Environmental Protection Agency or under any Hazardous Substance Laws; and

(b)	any “hazardous waste,” “hazardous substance,” “toxic substance,” “regulated substance,” “pollutant” or “contaminant” as defined under any Hazardous Substance Laws;

Potential Event of Default means any thing which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the satisfaction or non-satisfaction of any condition, or any combination of the above;

Power means any right, power, authority, discretion or remedy conferred on a Finance Party, the Security Trustee, a Receiver or an Attorney by any Transaction Document or any applicable law;

Premises means any property owned or occupied by a Transaction Party or which is used by a Transaction Party to carry on any activities;

Price Set Date means:

(a)	in relation to a Tranche A Call Option, the earlier of the Call Option Issue Date for the Tranche A Options and 30 May 2006; and

(b)	in relation to a Tranche B Call Option, 31 March 2009;

Principal Outstanding means, at any time, the aggregate principal amount of all outstanding Funding Portions at that time (as reduced by, among things, any deemed prepayment under clause 6.1(g));

Pro Rata Share means:

(a)
where used in respect of a particular Tranche of the Convertible Loan Facility, the Commitment of that Financier for that Tranche of the Convertible Loan Facility expressed as a percentage of Total Commitments for that Tranche of the Convertible Loan Facility; and

(b)	otherwise, the Commitment of that Financier expressed as a percentage of the Total Commitments for both Tranches of the Convertible Loan Facility;

Project Account means the bank account with the details set out below:
Account: Bank of New York
New York, NY 10004
ABA #021000018
Favour:
Macquarie Bank Limited - OBU Sydney
Sydney
A/C No.: 8900055375
Chips UID: 236386
Reference: Samson

or such other bank account as otherwise specified in writing to the Borrower by the Agent;

Property or Properties means all Stanley Properties (being the Properties of the Borrower) and all Kestrel Properties (being the Properties of Kestrel). For the purposes of this agreement, the Borrower or Kestrel will be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing;

Proved Developed Non-Producing Reserves or PDNP Reserves means Proved Reserves which are categorised as both proved behind-pipe and proved shut-in reserves in the definitions referred to in the definition of Proved Reserves below;

Proved Developed Producing Reserves or PDP Reserves means Proved Reserves which are categorized as both “Developed” and “Producing” in the definitions referred to in the definition of Proved Reserves below;

Proved Developed Producing Reserves Ratio (Stanley) means, at any Quarter Date, the ratio of A: B where:

A
is the present value discounted at 10% of future net revenues attributable to all PDP Reserves from the Stanley Properties calculated based on a Reserve Report prepared in accordance with clause 9.2 the Effective Date of which is that Quarter Date (expressed in US Dollars); and

B	is the US Dollar Equivalent of all outstanding Secured Moneys as at that time other than any Secured Moneys under or in connection with a Secured Hedging Agreement;

Proved Developed Producing Reserves Ratio (Group) means, at any time, the ratio of A: B where:

A
is the amount the present value discounted at 10% of future net revenues attributable to all PDP Reserves from the Properties calculated based on a Reserve Report prepared in accordance with clause 9.2 the Effective Date of which is that Quarter Date (expressed in US Dollars); and

B	is the US Dollar Equivalent of all outstanding Financial Indebtedness of the Group at that time (calculated on a consolidated basis);

Proved Reserves has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question;

Proved Undeveloped Reserves or PUD Reserves means Proved Reserves which are categorized as “Undeveloped” in the definition of Proved Reserves above;

PSA means the Purchase and Sale Agreement dated as of 6 March 2006 between the Borrower and the Vendors;

PSA Properties means the Properties to be acquired by Borrower upon closing of the transactions contemplated by the PSA;

Purchasers means all Persons, including those parties listed on annexure C or otherwise approved in writing by the Agent who purchase Hydrocarbons attributable or allocable to the Borrower’s or Kestrel’s Net Revenue Interest in the Properties (as applicable);

Quarter Date means each 31 March, 30 June, 30 September or 31 December;

Receiver means a receiver or receiver and manager appointed under a Security;

Record Date means the date on which the entitlement of each existing shareholder of the Parent is determined for the purposes of any pro-rata issue of Additional Rights;

Reference Bank means:

(a)	Bank of America;

(b)	Barclays Bank PLC;

(c)	Credit Suisse;

(d)	JP Morgan Chase Bank NA;

(e)	Royal Bank of Canada,

or any other any bank or financial institution as is agreed from time to time between the Borrower and the Agent;

Related Body Corporate means in relation to an entity (the Subject Entity):

(a)	a Subsidiary of the Subject Entity;

(b)	an entity of which the Subject Entity is a Subsidiary; or

(c)	a Subsidiary of another entity of which the Subject Entity is also a Subsidiary;

Relevant Currency means the currency in which a payment is required to be made under the Transaction Documents and, if not expressly stated to be another currency, is US Dollars;

Relevant Document means:

(a)	a Transaction Document; or

(b)	a Material Document;

Relevant Number has the meaning given to it in clause 6.1(e)(1);

Reserve Report a report under clause 9.2(a), clause 9.2(b) or clause 9.2(c);

Retiring Financier means a Financier which substitutes a Substitute Financier under clause 17.3 for any of its Commitment;

Same Day Funds means immediately available and freely transferable funds;

Samson Security means the mortgages held by the Parent over properties of Kestrel in the following counties: Campbell County, Wyoming; Converse County, Wyoming; Sublette County, Wyoming; Sweetwater County, Wyoming; Lea County, New Mexico; and Grady County, Oklahoma and assigned by the Parent to the Security Trustee pursuant to the Deeds of Assignment;

Samson Secured Property means the property the subject of the Samson Security;

Samson USA means Samson Oil and Gas USA Inc.;

Secured Hedging Agreement means a Hedging Agreement with a Secured Hedging Counterparty;

Secured Hedging Counterparty means:

(a)	Macquarie Bank Limited; or

(b)	any other Person agreed in writing to be a “Secured Hedging Counterparty” for the purposes of this agreement by the Borrower and the Agent (acting on the instructions of the Majority Financiers);

Secured Hedging Exposure on a day means, in respect of a Secured Hedging Counterparty, an amount which would be payable by any Transaction Party to that Secured Hedging Counterparty in respect of all transactions under the Secured Hedging Agreements in respect of which the Secured Hedging Exposure is being calculated, if (without any double-counting):

(a)	all amounts actually due and payable but which remain unpaid by the Transaction Party to the Secured Hedging Counterparty under the Secured Hedging Agreement were payable;

(b)	all amounts actually due and payable but which remain unpaid by the Secured Hedging Counterparty to the Transaction Party under the Secured Hedging Agreement were payable;

(c)
all Hedging Transactions with that Secured Hedging Counterparty which have not been closed out and terminated were closed out and terminated on that day, with the notional close out amount calculated pursuant to clause 1.7 in the case of a Hedging Transaction documented under a 2002 ISDA Master Agreement;

(d)	all deposits by way of margin (if any) held for those Hedging Transactions were applied against those Hedging Transactions; and

(e)	all amounts (actually or notionally) payable under all Hedging Transactions in any Secured Hedging Agreement referred to in paragraphs (a), (b) and (c) were netted between themselves;

Secured Hedging Transaction means any “Transaction” under and as defined in any Secured Hedging Agreement;

Secured Moneys means all debts and monetary liabilities of each Transaction Party to the Finance Parties under or in relation to any Transaction Document and in any capacity, irrespective of whether the debts or liabilities:

(a)	are present or future;

(b)	are actual, prospective, contingent or otherwise;

(c)	are at any time ascertained or unascertained;

(d)	are owed or incurred by or on account of any Transaction Party alone, or severally or jointly with any other Person;

(e)	are owed to or incurred for the account of a Finance Party alone, or severally or jointly with any other Person;

(f)	are owed to any other Person as agent (whether disclosed or not) for or on behalf of a Finance Party;

(g)	are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;

(h)	are owed to or incurred for the account of any Finance Party directly or as a result of:

(1)	the assignment or transfer to any Finance Party of any debt or liability of any Transaction Party (whether by way of assignment, transfer or otherwise); or

(2)	any other dealing with any such debt or liability;

(i)
are owed to or incurred for the account of any Finance Party before the date of this agreement or before the date of any assignment of this agreement to any Finance Party by any other Person or otherwise; or

(j)	comprise any combination of the above,

and including any Secured Hedging Exposure;

Secured Property means the property subject to a Security and includes:

(a)	the Stanley Properties,

(b)	all Personal Property of the Borrower;

(c)	the Pledged Interests; and

(d)	the Samson Security and the property the subject of the Samson Security;

Security means each:

(a)	Security Agreement;

(b)	Encumbrance granted by an Additional Guarantor under clause 12.17; and

(c)	any Collateral Security or other Security Agreement;

Security Agreement means:

(a)	each Security Agreement dated as of the date of this agreement between the Borrower and the Security Trustee;

(b)	each Share Pledge dated on or about the date of this agreement between the Parent and the Security Trustee;

(c)	each Deed of Assignment and the Samson Security to which it relates;

(d)	each Mortgage;

Security Document means this agreement, the Security Agreements, the Subordination Agreements, financing statements, the Deposit Account Control Agreement and any other agreement or writing evidencing any assignment, Lien, Encumbrance or security interest executed as security for, or to credit enhance, the payment of any of the Secured Moneys;

Security Provider means a Person who has granted a Security;

Security Trust means the trust known as the “Samson Security Trust” constituted pursuant to the Security Trust Deed;

Security Trust Deed means the document so entitled dated on or about the date of this agreement between the Borrower, each party listed in schedule 1 therein (as initial beneficiaries), each party listed in schedule 2 therein (as initial security providers) and the Security Trustee;

Settlement Price has the meaning given to it in clause 6.1(f);

Share Pledge means the pledge agreement executed by Parent in favor of Security Trustee pursuant to which Parent pledges all of its Equity Interests in the Borrower and Kestrel to the Security Trustee;

Shares means the fully paid ordinary shares in the capital of the Parent;

Stanley Assets means the “Assets” under and as defined in the PSA and, on or after the first Funding Date includes only such of those “Assets” as are owned by the Borrower. For the avoidance of doubt the Stanley Assets includes the Stanley Properties;

Stanley Properties means the “Properties” under and as defined in the PSA and specified in annexure C, on or after the first Funding Date includes only such of those “Assets” as are owned by the Borrower;

Subsidiary means, in relation to any Person (a parent entity), any other Person (the relevant entity):

(a) in respect of which that parent entity holds or owns (directly or indirectly) more than 50% of the voting capital or similar ownership rights; or

(b) over which that parent entity has direct or indirect control (where, for the purposes of this definition, “control” means the power to direct the management and the policies of the relevant entity whether through the ownership of voting capital, by contract or otherwise);

(c) in respect of which that parent entity controls the composition of the board of the relevant entity;

(d) in respect of which that parent entity is in a position to cast, or control the casting of, more than 50% of the maximum number of votes that may be cast at a meeting of the relevant entity; or

(e) where the relevant entity is a Subsidiary of a Subsidiary of the parent entity;

Subordination Agreement means the subordination agreement dated on or about the date of this agreement between the Parent, the Borrower and the Security Trustee;

Substitution Certificate means a certificate in the form of, or substantially in the form of, annexure B which is executed pursuant to clause 17.3;

Substitute Financier means a Person substituted by a Financier under clause 17.2 for any of the Financier’s Commitment;

Tax means:

(a) any tax including the GST, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or

(b) any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above;

Tax Act means the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as applicable;

Tax Invoice includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit;

Taxing Authority means any Government Agency that has the power to impose taxes upon a Transaction Party or any of the Secured Property;

Title Document means any original, duplicate or counterpart certificate or document of title;

Total Commitments means, at any time:

(a) where used in respect of a particular Tranche of the Convertible Loan Facility, the aggregate of the Commitments of the Financiers for that Tranche of the Convertible Loan Facility at that time; or

(b) otherwise, the aggregate of the Commitments of the Financiers for both Tranches of the Convertible Loan Facility at that time;

Total Undrawn Commitments means, at any time:

(a) where used in respect of a particular Tranche of the Convertible Loan Facility, the aggregate of the Undrawn Commitments of the Financiers for that Tranche of the Convertible Loan Facility at that time; or

(b) otherwise, the aggregate of the Undrawn Commitments of the Financiers for both Tranches of the Convertible Loan Facility at that time;

Tranche means a tranche of the Convertible Loan Facility, being either Tranche A or Tranche B;

Tranche A Call Options means the 11,000,000 Call Options issued or to be issued in relation to Tranche A;

Tranche B Call Options means the 10,000,000 Call Options issued or to be issued in relation to Tranche B;

Transaction Document means:

(a) this agreement;

(b) the Security Trust Deed;

(c) a Security;

(d) a Guarantee Assumption Agreement;

(e) a Call Option Certificate;

(f) a Fee Letter;

(g) a Secured Hedging Agreement;

(h) a Substitution Certificate;

(i) any tripartite or step in documentation in connection with a Material Document required by the Agent;

(j)  a Subordination Agreement;

(k) a Deposit Account Control Agreement;

or any document or agreement entered into or given under any of the above;

Transaction Party means:

(a) the Borrower; and

(b) each Guarantor;

UCC means the Uniform Commercial Code presently in effect in the State of Texas or other applicable jurisdiction;

Undrawn Commitment means, in respect of a Financier at any time:

(a) where used in respect of a Tranche of the Convertible Loan Facility, the Commitment of that Financier at that time for that Tranche of the Convertible Loan Facility less the Principal Outstanding provided by that Financier at that time under that Tranche of the Convertible Loan Facility; or

(b) otherwise, the Commitment of that Financier at that time for both Tranches of the Convertible Loan Facility at that time less the Principal Outstanding provided by that Financier at that time under both Tranches of the Convertible Loan Facility;

US Dollar Equivalent means, at any time in respect of any amount denominated:

(a) other than in US Dollars, the amount of US Dollars determined by the Agent by translating that amount of currency into US Dollars using the spot rate of exchange which the Agent determines to be the rate of exchange which it could, on that day, buy US Dollars with that other currency in the ordinary course of business;

(b) in US Dollars, the amount of those US Dollars;

USA PATRIOT Act means the Uniting and Strengthening America by Producing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. 707-56, as amended, and regulations promulgated thereunder as in effect from time to time;

US$, US$ and US Dollars means the lawful currency of the United States of America;

Vendors means Stanley Energy, Inc. and Stanley Energy W, Inc.;

Well means any existing oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties or any well which may hereafter be drilled and/or completed on any of the Properties, or any facility or Equipment in addition to or replacement of any well; and

Working Interest means the property interest which entitles the owner thereof to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

1.2	Interpretation

In this agreement headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression suggesting or referring to a natural Person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)
a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)
a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(g)
a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)
a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or Person, or death;

(j)	a reference to a party to any document includes that party’s successors and permitted assigns;

(k)	a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, deed, instrument or other document of any kind;

(n)	no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(o)	a reference to drawing, accepting, endorsing or other dealing with a Bill refers to drawing, accepting, endorsing or dealing within the meaning of the Bills of Exchange Act 1909 (Cth);

(p)	a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions; and

(q)	references to time are to Sydney time.

1.3	Inclusive expressions

Specifying anything in this agreement after the words “include” or “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.4	Business Day

Except where clause 7.2 applies, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.5	Accounting Standards

Any accounting practice or concept relevant to this agreement is to be construed or determined in accordance with the Accounting Standards.

1.6	Security Trustee’s limitation of liability protection

(a)	Limitation of liability

(1)	The Security Trustee enters into this agreement only in its capacity as security trustee of the Security Trust and in no other capacity.

(2)
A liability arising under or in connection with this agreement (whether that liability arises under a specific provision of this agreement, for breach of contract or otherwise) can be enforced against the Security Trustee only to the extent to which it can be satisfied out of property of the Security Trust out of which the Security Trustee is actually indemnified for the liability.

(3)
The limitation of the Security Trustee’s liability under this clause 1.6 applies despite any other provision of this agreement (other than clause 1.6(c)) and extends to all liabilities and obligations of the Security Trustee in relation to any representation, warranty, conduct, omission, agreement or transaction related to this agreement.

(b)	No action against the Security Trustee personally

The parties may not:

(1)	sue the Security Trustee personally;

(2)	seek the appointment of a liquidator, administrator, receiver or similar person to the Security Trustee; or

(3)	prove in any liquidation, administration or arrangement of or affecting the Security Trustee.

(c)	Exception

The provisions of this clause 1.6 will not apply to any obligation or liability of the Security Trustee to the extent that it is not satisfied because there is a reduction in the extent, or an extinguishment, of the Security Trustee’s indemnification out of the assets of the Security Trust, as a result of the Security Trustee’s fraud, gross negligence or breach of trust.

1.7	Calculation of close out amount in respect of transaction under a Secured Hedging Agreement subject to ISDA Master Agreement 2002

For the purpose of calculating the close out amount in the definition of Secured Hedging Exposure for a Secured Hedging Counterparty under a “Transaction” transacted under a 2002 ISDA Master Agreement (where the term “Transaction” has the meaning given to it in the 2002 ISDA Master Agreement), the parties agree that:

(a)
prior to close out and termination of such transaction, the calculation will be performed on the relevant date on a net basis as if the transaction was closed out and terminated and the “Early Termination Amount” under and as defined in the ISDA Master Agreement was calculated under section 6(e)(i) of the 2002 ISDA Master Agreement based on the assumptions that:

(1)	that day is an Early Termination Date;

(2)	the relevant Secured Hedging Counterparty is the Non-defaulting Party; and

(3)	all transactions entered into with that Secured Hedging Counterparty under a Secured Hedging Agreement are the Terminated Transactions,

where the expressions “Early Termination Amount”, “Early Termination Date”, “Non-defaulting Party” and “Terminated Transactions” have the meaning given to those expressions in the 2002 ISDA Master Agreement; and

(b)	on and after close out and termination of such a transaction, the calculation will be made under section 6(e)(i) of the 2002 ISDA Master Agreement.

2	Conditions precedent

2.1	Conditions precedent to initial Funding Portion

A Financier is not obliged to provide its Commitment or its Pro Rata Share of the first Funding Portion until the Agent has received all of the following in form and of substance satisfactory to the Agent:

(a)
officer’s certificate: an officer’s certificate in the form of part 1 of schedule 4 (in respect of the Borrower) and part 2 of schedule 4 (in respect of the Parent) (together with the attachments referred to in the certificate) and dated no more than 5 Business Days before the first Funding Date;

(b)
Transaction Documents: originals of each Transaction Document which can be executed before the first Funding Date, duly executed by all parties to them other than the Finance Parties and, where applicable:

(1)	duly stamped or, if not duly stamped, evidence satisfactory to the Agent (acting reasonably) that they will be duly stamped; and

(2)	in registrable form together with all executed documents necessary to register them,

including, if required by the Agent, tripartite or step-in agreements in connection with all or any Material Documents;

(c)
Material Documents: originals of each Material Document duly executed by all parties to them and, where applicable, duly stamped or, if not duly stamped, evidence satisfactory to the Agent that they will be duly stamped;

(d)
Shareholder Approval: all necessary shareholder approvals in respect of the Parent and the obligations undertaken by it under the Transaction Documents (including the issue by the Parent of the Call Options and the Shares comprised in the equity raising referred to in clause 2.1(m));

(e)	Title Documents: each Title Document required to be lodged with a Finance Party under any Transaction Document;

(f)	Financial Reports: a copy of the most recent audited or audited reviewed Financial Report of the Group;

(g)	Authorisations: evidence that:

(1)	each Transaction Party has obtained, been granted and complied with all Authorisations required in connection with:

(A)	the entry into and performance of the Transaction Documents; and

(B)	the completion of the Acquisition; and

(2)	no breach or revocation has occurred in relation to any such Authorisations;

(h)	no Encumbrances: confirmation that no Transaction Party has created or allowed to exist any Encumbrance over any of its assets other than a Permitted Encumbrance;

(i)
no litigation: confirmation that no litigation, arbitration, mediation, conciliation, dispute or criminal or administrative proceeding has been commenced, is pending or to the knowledge of any Transaction Party is threatened in respect of any Transaction Party or Kestrel;

(j)	enquiries: results of searches, enquiries and requisitions in respect of each Transaction Party and the Secured Property and the Properties;

(k)	Call Options: evidence that not less than:

(1)	11,000,000 Tranche A Call Options; and

(2)	10,000,000 Tranche B Call Options,

have been issued to the Financiers (with such Options to be issued to the Financiers in their Pro Rata Shares for Tranche A (in the case of the Tranche A Call Options) or Tranche B (in the case of the Tranche B Call Options), including receipt by the Financiers of Call Option Certificates for those Tranche A Call Options and Tranche B Call Options (with each Call Option Certificate to evidence not more than 500,000 Call Options);

(l)
fees and expenses: evidence that all fees and expenses due and payable by a Transaction Party under the Transaction Documents have been paid or will be paid on the first Funding Date out of the proceeds of the first Funding Portion;

(m)	Equity raising: the Parent has raised not less than the Australian Dollar Equivalent of US$15,000,000 by way of equity raising or placement;

(n)	Acquisition: evidence:

(1)	that no amendments or modifications have been made to, and no waivers have been given under, the Acquisition Agreements without the prior written consent of the Agent;

(2)
of satisfaction of all conditions precedent to completion under the Acquisition Agreements (and that no provision of or condition or condition precedent under an Acquisition Agreement has been waived by any party (whether or not that party is also a party to this agreement) without the written consent of the Agent);

(3)
that completion of the Acquisition will occur contemporaneously with the first drawdown under the Convertible Loan Facility and that following completion of the Acquisition that no Encumbrance will exist over any Stanley Asset other than a Permitted Encumbrance;

(o)	opinions: an opinion from:

(1)	Freehills in respect of the Parent and each Transaction Document to which the Parent is expressed to be a party or which is governed by New South Wales law;

(2)
Freehills confirming that the terms of the Call Options issued (or to be issued) and each Call Option Certificate will not breach the Corporations Act or the ASX Listing Rules and that the Call Options are not voidable;

(3)
Davis Graham & Stubbs LLP in respect of the Borrower and each of the Transaction Documents to which the Borrower is expressed to be a party or which is governed by the laws of, or of any state (including the District of Columbia) of, the United States of America;

(4)	Davis Graham & Stubbs LLP in respect of the title of the Vendors to the Stanley Assets and title of the Borrower to those assets after completion of the Acquisition;

(p)
material adverse change: evidence that no event or change has occurred that has had or is reasonably likely to have a material adverse effect on the business, assets, operations, material contracts, prospects or condition, financial or otherwise of the Group, Kestrel, the Kestrel Properties, the Stanley Assets or any Transaction Party since the most recent quarterly Financial Report;

(q)
due diligence: satisfactory results of due diligence enquires as the Agent in its absolute discretion requires to be conducted by it and/or its legal counsel in relation to the Parent, the Borrower, Kestrel, the Vendor, the Stanley Assets, the Kestrel Properties or any other assets of the Parent or any of its Subsidiaries including market due diligence, legal due diligence, title due diligence, financial due diligence, environmental due diligence and insurance due diligence and an environmental report in relation to the Kestrel Properties;

(r)	process agent: evidence that each Transaction Party (other than the Parent) has appointed the Parent as its the process agent specified in clause 19.4(e);

(s)
Independent Engineers Report: a report by the Independent Engineering Consultant containing details of the Proved Reserves of the Stanley Properties and the Kestrel Properties and such other information as the Agent may require;

(t)
Kestrel: evidence that the Parent will be in a position to acquire any Equity Interests in Kestrel not owned by it as at the date of this agreement within 4 months of the first Funding Date and that the Parent will be in a position to ensure compliance with clause 9.22 within 4 months of the first Funding Date;

(u)	know your client: documentation and other evidence requested by the Agent to satisfy the “know your client” or “know your customer” procedures of the Agent or any Financier;

(v)
USA PATRIOT Act: any information required by Section 326 in the USA PATRIOT Act or deemed necessary to verify the identity of the Borrower and the Guarantor as required by Section 326 of the USA PATRIOT Act;

(w)
further information: such other further information, certificates, Authorisations, due diligence materials and documents as the Agent may, in its absolute discretion, require including information about the operators' plans to remedy well facilities that breach the secondary containment requirements at any of the Properties.

2.2	Conditions precedent to all Funding Portions

A Financier is not obliged to provide its Pro Rata Share of any Funding Portion until the following conditions are fulfilled to the Agent’s satisfaction:

(a)	Funding Notice: the Borrower has delivered a Funding Notice to the Agent requesting the Funding Portion;

(b)	Funding Date: the Funding Date for the Funding Portion is a Business Day within the Availability Period;

(c)	Commitment: the Commitment of that Financier will not be exceeded by providing the Funding Portion;

(d)	no Default: no Default has occurred which is continuing and no Default will result from the Funding Portion being provided.

2.3	Certified copies

An Officer of the relevant Transaction Party must certify a copy of a document given to the Agent under clauses 2.1 or 2.2 to be a true copy of the original document. The certification must be made no more than 5 Business Days before the date on which it is provided.

2.4	Cancellation of Commitment

The Commitments of the Financiers for each Tranche will be cancelled and the Convertible Loan Facility will terminate if the first Funding Date has not occurred on or before 12 noon (Denver USA time) on 30 May 2006 (or such later date or time as the Agent (acting on the instructions of all Financiers) may agree in writing).

2.5	Benefit of conditions precedent

A condition in this clause 2 is for the benefit only of the Financiers and only the Agent (acting on the instructions of all Financiers, in the case of a condition in clause 2.1, or the Majority Financiers, in the case of a condition in clause 2.2) may waive it.

3	Commitment, purpose and availability of Convertible Loan Facility

3.1	Provision of Commitment

Each Financier must make its Commitment available to the Borrower on the terms of this agreement.

3.2	Several obligations and rights of Financiers

(a)	The obligations and rights of the Financiers under each Transaction Document are several.

(b)	Failure of a Financier to perform its obligations under a Transaction Document does not relieve any other Financier from any of its obligations under a Transaction Document.

(c)	No Financier is responsible for the obligations of any other Financier under a Transaction Document.

(d)	Each Financier may separately enforce its rights under any Transaction Document, unless a Transaction Document provides otherwise.

3.3	Purpose

The Borrower must use the net proceeds of a Funding Portion only in or towards

(a)	payment of the purchase price for the Stanley Assets under the Acquisition Agreements; and

(b)	any other purpose that the Agent (acting on the instructions of all Financiers) approves in writing.

3.4	Prepayment

(a)
The Borrower may prepay any of the Principal Outstanding in relation to an outstanding Funding Portion provided to it under Tranche B by giving the Agent at least 20 Business Days’ prior notice specifying:

(1)	the prepayment date (which must be on or before 31 March 2009); and

(2)	the relevant Funding Portions which are to be prepaid in whole or in part.

(b)	The Borrower may not prepay any of the Principal Outstanding under Tranche A and may not prepay outstanding Funding Portions under Tranche B other as set out in clause 3.4(a) except:

(1)	with the prior written consent of the Agent (acting on the instructions of the Majority Financiers); or

(2)	as a consequence of the exercise of any Call Options under and in accordance with clause 6.

(c)	Prepayment of part of the Principal Outstanding under this clause 3.4 may only be made in a minimum amount of US$500,000 and in an integral multiple of US$500,000.

(d)
The Borrower must prepay the Principal Outstanding specified in the prepayment notice on the prepayment date specified in the notice together with all unpaid interest accrued to the prepayment date in respect of the prepaid amount.

(e)
The Commitment of a Financier for a Tranche is reduced by its Pro Rata Share of any amount of Principal Outstanding of that Tranche prepaid under this clause 3.4 and accordingly a prepaid amount may not be redrawn.

(f)	A notice given under clause 3.4(a) is irrevocable.

3.5	Redemption of Call Options

(a)
If the Borrower makes a prepayment or repayment of any Principal Outstanding under either Tranche of the Convertible Loan Facility then the Parent may cancel a number of Call Options on issue in respect of the relevant Tranche of the Convertible Loan Facility equivalent to the amount of Principal Outstanding prepaid, with 1 Call Option to be cancelled per each US$1 of Principal Outstanding prepaid.

(b)
A cancellation of Call Options under clause 3.5 will be made in respect of the Call Options held by the Financiers for that Tranche in accordance with their Pro Rata Shares for that Tranche of the Convertible Loan Facility.

(c)
If any Call Options are to be cancelled under clause 3.5(a) a Financier with a Commitment for that Tranche of the Facility must promptly return the Call Options Certificates held by it for that Tranche of the Convertible Loan Facility in respect of the number of Call Options cancelled to the Parent and, to the extent necessary, the Parent must issue to each Financier replacement Call Option Certificates for the balance of any Call Options represented in the returned Call Options Certificates which have not been cancelled as a consequence of the prepayment.

3.6	Prepayment date

The Borrower may make a prepayment under clause 3.4(a) on any Business Day occurring on or before 31 March 2009.

4	Funding and rate setting procedures

4.1	Delivery of Funding Notice

(a)	If the Borrower requires the provision of a Funding Portion it must deliver to the Agent a Funding Notice.

(b)
The Agent must notify each Financier of the contents of each Funding Notice, and of each Financier’s Pro Rata Share of each Funding Portion requested as soon as reasonably practicable and in any event within 1 Business Day after the Agent receives the Funding Notice.

4.2	Requirements for a Funding Notice

A Funding Notice to be effective must be:

(a)	in writing in the form of, and specifying the matters required in, schedule 5; and

(b)	received by the Agent before 11.00am on a Business Day at least 2 Business Days before the proposed Funding Date (or any shorter period that the Agent agrees in writing).

Schedule 10 lists the Persons authorised to give a Funding Notice on behalf of the Borrower and the signatures and electronic signatures, if applicable, of each such Person. Only one signature from a Person listed on schedule 10 is required for a Funding Notice unless otherwise specified in schedule 10.

4.3	Irrevocability of Funding Notice

The Borrower is irrevocably committed to draw Funding Portions from the Financiers in accordance with each Funding Notice given to the Agent.

4.4	Number of Funding Portions

Only one Funding Portion will be provided to the Borrower under each of Tranche A and Tranche B, in each case in an amount equal to the Total Commitments for the relevant Tranches. Funding Portions under Tranches A and B must be drawn on the same date and the Total Commitments for those Tranches must be drawn in whole (and may not be drawn in part).

5	Convertible Loan Facility

5.1	Provision of Funding Portions

Subject to clause 2, if the Borrower gives a Funding Notice, each Financier must provide to the Agent its Pro Rata Share of each specified Funding Portion in Same Day Funds in US Dollars no later than 12 noon on the specified Funding Date and in accordance with the relevant Funding Notice.

5.2	Payment to the Borrower

On receipt of the amounts paid to it by the Financiers under clause 5.1, the Agent must pay those amounts in Same Day Funds in US Dollars to the Borrower or as directed by the Borrower in the relevant Funding Notice.

5.3	Repayment

The Borrower must repay each Funding Portion provided to it and all other Secured Moneys:

(a)	in full on the Maturity Date; and

(b)	otherwise as required under this agreement.

5.4	Interest

(a)	The Borrower must pay interest on the principal amount of each Funding Portion provided to it for each Interest Period at the Interest Rate for that Funding Portion.

(b)
Interest is calculated on daily balances on the basis of a 360 day year and for the actual number of days elapsed from and including the first day of each Interest Period to, but excluding, the last day of the Interest Period or, if earlier, the date of prepayment or repayment of the Funding Portion under this agreement.

(c)	The Borrower must pay accrued interest in arrears to the Agent on each Interest Payment Date.

6	Call Options

6.1	Call Option terms

(a)
The Parent agrees to grant to the Financiers the Tranche A Call Options and the Tranche B Call Options in their Pro Rata Shares for the relevant Tranche of the Convertible Loan Facility on or before the Funding Date in relation to the initial Funding Portion by issuing to each Financier executed Call Option Certificates for the Call Options to be issued to it (with each Call Option Certificate to evidence not more than 500,000 Call Options). No premium is payable by the Financiers in respect of the Call Options.

(b)	Each Call Option may be exercised at any time after 9.00am Sydney time on a Business Day during the relevant Call Option Exercise Period for the Exercise Price in accordance with this clause 6.1.

(c)
The Call Options are only transferable in accordance with clauses 17.2 and 17.3. For the avoidance of doubt, this restriction on transfer does not apply to any Shares issued upon the exercise of a Call Option.

(d)
Call Options may only be exercised in multiples of 100,000 (or whatever number of Call Options remain if there are less than 100,000) of the same Class of Call Option, by delivering to the Parent the Exercise Notice duly executed by the Holder (together with the Call Options Certificate) specifying the number of Call Options being exercised and the Settlement Price.

(e)	The Parent must within 5 Business Days of the Exercise Date:

(1)	issue to the Holder the number of Shares calculated in accordance with the following formula (rounded up to the nearest whole Share) (Relevant Number):

[Graphic]

where:
RN is the number of Shares to be issued to the Holder as a consequence of the exercise of those Call Options; and
VWAP
is:

(A)	in the case of the Tranche A Call Options, the US Dollar Equivalent of 130% of the volume weighted average price of the Parent’s shares on the ASX over the 90 days preceding the earlier of the Call Option Issue Date for the Tranche A Call Options and 30 May 2006; and

(B)	in the case of the Tranche B Call Option, the US Dollar Equivalent of 120% of the volume weighted average price of the Parent’s shares on the ASX during:

(i)	subject to (ii), the period from 1 January 2009 to 31 March 2009; or,

(ii)
if a Delisting Event has occurred prior to 31 March 2009, the 90 period ending on the day before the date the Shares ceased to be quoted on ASX or, if the Delisting Event occurred as a result of a suspension of trading, the date the Shares were first suspended from trading that period being the Calculation Period,

NC is the number of Call Options exercised,

adjusted in each case in accordance with clauses 6.2 and 6.3;

(2)	issue, or cause to be issued, to Holder a security holder reference number for the Relevant Number of Shares determined in accordance with clause 6.1(e)(1); and

(3)
if applicable, issue a replacement Call Option Certificates to the Holder for the balance of any unexercised Call Options (with each Call Option Certificate to evidence not more than 500,000 Call Options).

(f)
Subject to clause 6.1(g), the Holder will pay the Parent an amount equal to the Exercise Price multiplied by the number of Call Options exercised (Settlement Price) on receipt of the documents referred to in clause 6.1(e).

(g)
The Settlement Price payable by the Financier upon the exercise of that Call Option is deemed to be applied towards prepayment of the Principal Outstanding of that Financier. To the extent that the Settlement Price is greater than the Principal Outstanding under the Convertible Loan Facility owing to that Financier at the time of the exercise of the Call Options:

(1)	the Settlement Price will be applied first in prepayment in full of the Principal Outstanding of that Financier (if any); and

(2)	the Financier will pay the balance of the Settlement Price following such prepayment to the Parent in accordance with clause 6.1(f).

(h)	The Shares issued pursuant to the exercise of the Call Options must be issued as fully paid shares.

6.2	Adjustments to VWAP for Tranche B Call Options

For the purposes of calculating the volume weighted average price of the Parent’s shares on the ASX during the Calculation Period under clause 6.1(e)(1)(b) in relation to any Tranche B Call Options:

(a)
where, on some or all of the ASX Business Days in the Calculation Period, Shares have been quoted on the ASX as cum dividend or cum any other distribution or entitlement then the volume weighted average price on the ASX Business Days on which those Shares have been quoted cum divided or cum entitlement shall be reduced by an amount (Cum Value) equal to:

(1)	in the case of a dividend or other cash distribution, the amount of that dividend or cash distribution; or

(2)
in the case of an entitlement which is traded on ASX on any of those Business Days, the volume weighted average price of all such entitlements sold on ASX during the relevant Calculation Period on the Business Days on which those entitlements were traded; or

(3)
in the case of an entitlement not traded on the ASX during the relevant Calculation Period or a non-cash distribution, the value of the entitlement or non-cash distribution as reasonably determined by the Agent;

(b)
where the Shares are reconstructed, consolidated, divided or reclassified into a lesser or greater number of securities during the Calculation Period the volume weighted average price shall be adjusted to ensure that the Holders are in an economic position in relation to their Tranche B Call Options that is as similar as reasonably practicable to the economic position prior to the occurrence of the event that gave rise to the need for the adjustment. Any adjustment made by the Agent will constitute an alteration of these terms of issue and these terms of issue will be construed accordingly.

6.3	Changes after the Price Set Date for all Call Options

(a)	In this clause 6.3 the expressions Bonus Issue, Pro Rata Issue, Record Date, Security and Underlying Security have the same meaning as in the ASX Listing Rules.

(b)	If on or after the Price Set Date for any Class of Call Options:

(1)
there is a Pro Rata Issue (except a Bonus Issue) to holders of Underlying Securities then on and from the date of the issue the VWAP for each Call Option of that Class is reduced according to the formula set out in ASX Listing Rule 6.22.2 (as at the date of this agreement) as if that VWAP were the “exercise price” referred to in that formula;

(2)
if there is a Bonus Issue to holders of Underlying Securities, from the date of the issue the Relevant Number of Shares which will be issued upon the exercise of a Call Option of that Class is increased by the number of Securities which the holder of the Call Option would have received on the Record Date for that Bonus Issue if the Call Option had been exercised before the Record Date for the Bonus Issue;

(3)	the Parent implements a reorganisation of its capital, the Call Options of that Class must be treated as follows:

(A)	in a consolidation of capital the Relevant Number of Shares which will be issued upon the exercise of a Call Option of that Class must be consolidated in the same ratio as the Shares are consolidated;

(B)	in a sub-division of capital the Relevant Number of Shares which will be issued upon the exercise of that Call Option of that Class must be sub-divided in the same ratio as the Shares are subdivided;

(C)	in a return of capital the VWAP for each Call Option of that Class will be reduced by the same amount as the amount returned in relation to each Share; and

(D)	in a pro rata cancellation of Shares the Relevant Number of Shares to be issued upon the exercise of a Call Option of that Class is reduced in the same ratio as the Shares are cancelled.

(c)	Notwithstanding the foregoing or clause 6.2, the Borrower must not:

(1)
issue new Shares (other than by way of placement of Shares by the Borrower at any time and from time to time in accordance with Chapter 7 of the ASX Listing Rules), consolidate Shares, or alter rights or otherwise re-organise its capital in a way which could or might detract from the value of the Call Options unless the Parent obtains the prior written consent of the Agent; or

(2)	take any of the actions contemplated in clause 6.3(b) unless and until the shareholder approval contemplated in clause 9.24 has been obtained.

6.4	Corporate undertakings

(a)
The Parent must comply with the ASX Listing Rules, the Corporations Act and its constitution in relation to each issue of the Call Options on or before the relevant Call Option Issue Date. Without limiting the foregoing, the Parent must ensure that it is in a position to issue Call Options on the relevant Call Option Issue Date without contravening the ASX Listing Rules.

(b)	The Parent must:

(1)
ensure that each Holder is given notice of all general meetings of the Parent and of all resolutions to be considered at those meetings at the same time the shareholders of the Parent are issued with notices;

(2)
not do anything by way of altering its constitution or otherwise which has the effect of changing or converting any Shares into shares of another class, or restricts the Parent’s ability to issue the Call Options or to issue Shares on the exercise of Call Options; and

(3)	ensure that each Holder is given:

(A)	at least 15 Business Days written notice prior to the Record Date in relation to any pro-rata issue of Additional Rights; and

(B)	at least 15 Business Days written notice prior to the Additional Rights Closing Date in relation to any other issue of Additional Rights.

6.5	Participation in Additional Rights

(a)	A Call Option does not confer any rights to dividends.

(b)	A Call Option does not confer any right on the Holder to participate in a new issue without exercising the Call Option.

(c)
Each Financier will be entitled to participate in any rights to take up Additional Rights on the same terms and conditions as applicable to the other offerees or shareholders of the Parent provided that the Financier has exercised any Call Option:

(1)	in relation to any pro-rata issue of Additional Rights, prior to the Record Date; and

(2)	in relation to any other issue of Additional Rights, prior to the Additional Rights Closing Date.

6.6	Share Ranking

Any Shares issued to a Holder by the Parent as a result of the exercise of a Call Option will rank pari passu in all respects with all other Shares. Shares issued upon the exercise of Call Options will only carry an entitlement to receive a dividend if they were issued before the record date for that dividend.

6.7	Official Quotation

The Parent shall (within 3 Business Days of the Holder having exercised any Call Options or earlier if required by the ASX Listing Rules) apply for official quotation on ASX of the Exercise Shares allotted as a result of the exercise.

6.8	Variation

(a)
The Parent may vary the terms of Call Options, and change their Holders’ rights, to the extent necessary to comply with the ASX Listing Rules applying to reorganisations of capital at the time of the reorganisation.

(b)	The Parent must notify the Agent and each Financier of any variation to the terms of Call Options under clause 6.8(a) immediately after the date of the variation.

(c)	Subject to the ASX Listing Rules, the terms of Call Options applicable to a particular Holder may be varied at any time by written agreement between the Parent and the Holder.

6.9	Call Option Certificates

(a)
If any Call Option Certificate is lost, stolen, mutilated, defaced or destroyed, the Holder of the relevant Call Options may apply for a replacement certificate. The application must be accompanied by:

(1)	a written statement that the certificate has been lost or destroyed and not otherwise pledged, sold or otherwise disposed of;

(2)	if the certificate has been lost — a written statement that proper searches have been made; and

(3)	an undertaking that, if the certificate is found or received by the Holder of the relevant Call Options, it will be returned to the Parent.

(b)
The Parent must issue a replacement certificate or certificates within 10 Business Days after receipt of the documents referred to in clause 6.9(a) (with each Call Option Certificate to evidence not more than 500,000 Call Options).

6.10	Cleansing Statement

The Parent must comply with all laws and do all acts necessary to enable a Financier to transfer its Exercise Shares to any third party immediately after issue. Without limitation, the Parent must promptly, and in any case within 5 “business days” (as defined in the Corporations Act) issue a notice under section 708A(5)(e) of the Corporations Act which complies with section 708A(6) of the Corporations Act in respect of any Exercise Shares.

7	Payments

7.1	Manner of payment

All payments by a Transaction Party under the Transaction Documents must be made:

(a)	in Same Day Funds;

(b)	in US Dollars;

(c)	no later than 11.00am on the due date,

to the Agent’s account as specified by the Agent to the Borrower or in any other manner the Agent directs from time to time.

7.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

7.3	Payments in gross

All payments which a Transaction Party is required to make under any Transaction Document must be without

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for any reason unless the Transaction Party is required to make a deduction or withholding by applicable law.

7.4	Taxes

(a)	Taxes not deducted from payments to Finance Parties

(1)
All payments made by any Transaction Party under their agreement or any other Transaction Document will be made free and clear of and without deduction for any and all present or future Taxes, levies, imposts, deductions, charges or withholdings, and all similar liabilities, excluding, in the case of a Financiers, Taxes imposed on its income, and franchise or similar taxes imposed on it, by any jurisdiction (or political subdivision thereof) of which it is a citizen or resident, in which it is organised, or in which it is presently doing business to the extent Taxes are imposed solely as a result of their doing business in that jurisdiction.

(2)
If a Transaction Party is required by law to deduct any Taxes from any sum payable to any Finance Party under any Transaction Document (excluding, in the case of a Financiers, Taxes imposed on its income, and franchise or similar taxes imposed on it, by any jurisdiction (or political subdivision thereof) of which it is a citizen or resident, in which it is organised, or in which it is presently doing business to the extent Taxes are imposed solely as a result of their doing business in that jurisdiction):

(A)
the sum payable will be increased by an amount so that, after making all required deductions (including deductions applicable to additional sums payable under this clause 7.4(a)(2)(A)) the Finance Party will receive an amount equal to the sum it would have received had no deductions been made;

(B)	the Transaction Party must deduct from the sum payable to the Finance Party an amount sufficient to pay the Taxes and pay the balance to the Finance Party, and

(C)	the Transaction Party must promptly pay the full amount deducted to the relevant Taxing Authority or other Government Agency in accordance with applicable law.

(b)	Other Taxes

(1)
In addition, and to the fullest extent permitted by applicable law, the Borrower agrees to pay any Tax which is payable in respect of a Transaction Document, including in respect of the execution, delivery, registration, performance, release, discharge, amendment or enforcement of or otherwise with respect to a Transaction Document and including present or future stamp, documentary, mortgage registration or similar taxes or any other excise or property taxes, charges or similar levies (collectively, the Other Taxes).

(2)
The Borrower must pay any fine, penalty or other cost in respect of a failure to pay any Tax described in clause 7.4(b)(1) except to the extent that the fine, penalty or other cost is caused by the Agent’s failure to lodge money received from the Borrower within 5 Business Days before the due date for lodgement.

(3)	The Borrower indemnifies each Finance Party against any amount payable under this clause 7.4(b).

(c)	INDEMNIFICATION

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND PROVIDED THAT THERE IS NO DEFAULT OF THE RELEVANT FINANCIER’S REPRESENTATIONS CONTAINED IN THIS AGREEMENT, THE BORROWER WILL INDEMNIFY EACH FINANCIER AND EACH OTHER FINANCE PARTY FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING, BUT NOT LIMITED TO, ANY TAXES OR OTHER TAXES IMPOSED BY ANY GOVERNMENT AGENCY ON AMOUNTS PAYABLE UNDER THIS CLAUSE 7.4(c) AND PAID BY THE FINANCIER OR FINANCE PARTY) PAID BY THE FINANCIER OR FINANCE PARTY (ON BEHALF OF THE BORROWER), AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND REASONABLE EXPENSES) ARISING FROM OR WITH RESPECT TO THOSE AMOUNTS, WHETHER OR NOT THE TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. ANY PAYMENT PURSUANT TO THE INDEMNIFICATION DESCRIBED IN THIS CLAUSE 7.4(c) WILL BE MADE BY THE BORROWER WITHIN 30 DAYS AFTER THE DATE THE FINANCIER OR FINANCE PARTY MAKES WRITTEN DEMAND FOR THOSE PAYMENTS. SUCH FINANCIER’S OR FINANCE PARTY’S DEMAND WILL STATE WITH SPECIFICITY THE BASIS FOR THE TAX, IDENTIFY THE TAXING AUTHORITY ASSERTING THE TAX AND CERTIFY THAT FINANCIER OR FINANCE PARTY HAS PAID THE TAX.

(d)	Certification of Tax status By Financiers

Each Financier agrees that it will, not more than 10 Business Days after the date of this agreement (or, in the case of a Substitute Financier, within 10 Business Days of becoming a Financier):

(1)
deliver to the Borrower a duly completed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that it is entitled to receive payments under this agreement without deduction or withholding of any United States federal income taxes, and

(2)	deliver to the Borrower a United States Internal Revenue Service Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.

Each Financier further agrees to deliver to the Borrower renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower. All forms or amendments described in the preceding sentence shall certify that the relevant Financier is entitled to receive payments under this agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Financier from duly completing and delivering any such form or amendment with respect to it and such Financier advise the Borrower that they are not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)	Certain events Not Entitled to Indemnification

For any period during which a Financier has failed to provide the Borrower with an appropriate form pursuant to clause 7.4(d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Government Agency, occurring subsequent to the date on which a form originally was required to be provided) that Financiers shall not be entitled to indemnification under this clause 7.4 with respect to Taxes imposed by the United States; provided that, if a Financier become subject to Taxes because of its failure to deliver a form required under clause 7.4(d) above, the Borrower shall take such steps as that Financier shall reasonably request to assist the Financier to recover such Taxes.

(f)	Documentation of exemptions

To the extent a Financiers is entitled to an exemption from or reduction of withholding tax with respect to payments under this agreement or any other Transaction Document pursuant to the law of any relevant jurisdiction or any treaty, that Financier shall deliver to the Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)	INDEMNIFICATION BY FINANCIERS FOR CERTAIN TAX CLAIMS

IF THE U.S. INTERNAL REVENUE SERVICE OR ANY OTHER GOVERNMENT AGENCY ASSERTS A CLAIM THAT THE BORROWER DID NOT PROPERLY WITHHOLD TAX FROM AMOUNTS PAID TO OR FOR THE ACCOUNT OF A FINANCIER (BECAUSE THE APPROPRIATE FORM WAS NOT DELIVERED OR PROPERLY COMPLETED, BECAUSE A FINANCIER FAILED TO NOTIFY THE BORROWER OF A CHANGE IN CIRCUMSTANCES WHICH RENDERED ITS EXEMPTION FROM WITHHOLDING INEFFECTIVE, OR FOR ANY OTHER REASON), THE RELEVANT FINANCIER SHALL INDEMNIFY THAT BORROWER FULLY FOR ALL AMOUNTS PAID, DIRECTLY OR INDIRECTLY, BY THE BORROWER AS TAX, WITHHOLDING THEREFORE, OR OTHERWISE, INCLUDING PENALTIES AND INTEREST, AND INCLUDING TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE TO THE BORROWER UNDER THIS CLAUSE, TOGETHER WITH ALL COSTS AND EXPENSES RELATED THERETO (INCLUDING ATTORNEYS’ FEES). THE OBLIGATIONS OF FINANCIERS UNDER THIS CLAUSE 7.4(g) SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND TERMINATION OF THIS AGREEMENT.

7.5	Amounts payable on demand

If any amount payable by a Transaction Party under any Transaction Document is not expressed to be payable on a specified date, that amount is payable by the Transaction Party on demand by the Agent.

7.6	Appropriation of payments

(a)
Except where clause 7.6(b) applies, all payments made by a Transaction Party under a Transaction Document may be appropriated as between principal, interest and other amounts as the Agent determines or, failing any determination, in the following order:

(1)	first, towards reimbursement of all fees, costs, expenses, charges, damages and indemnity payments due and payable by the Transaction Parties under the Transaction Documents;

(2)	second, towards payment of interest due and payable under the Transaction Documents; and

(3)	third, towards repayment or prepayment of the Principal Outstanding.

(b)	Any money recovered by a Finance Party as a result of the exercise of a Power under a Security must be appropriated in the manner provided in that Security or in the Security Trust Deed.

(c)	Any appropriation under clauses 7.6(a) or (b) overrides any appropriation made by a Transaction Party.

7.7	Distribution by Agent

(a)	A payment received by the Agent under any Transaction Document is received by the Agent on account of the Financiers unless:

(1)	the payment is made to the Agent for its own account; or

(2)	a provision in any Transaction Document expressly provides otherwise.

(b)	The Agent must promptly distribute amounts received on account of the Financiers:

(1)	in their respective Pro Rata Shares for the Tranche of the Convertible Loan Facility (where received in respect of a particular Tranche of the Convertible Loan Facility); or

(2)	otherwise, in their respective Pro Rata Shares,

and, subject to clause 7.11 in the same type of funds as received by the Agent.

7.8	Non-receipt of funds by Agent

(a)	If:

(1)
the Agent elects to make a payment (Agent Payment) to any party (Payee) that is to be made out of a payment (Payer Payment) due to the Agent by another party (Payer) before the Agent has received the Payer’s Payment; and

(2)	the Payer does not in fact make the Payer’s Payment to the Agent on the due date,

the Payee must repay the Agent Payment to the Agent on demand.

(b)	The Payer indemnifies the Agent and the Payee against any Loss suffered or incurred by the Agent or the Payee as a result of any failure by the Payer to make the Payer Payment when due.

7.9	Redistribution of payments

(a)	If a Financier receives or recovers an amount from a Transaction Party under any Transaction Document other than in accordance with clause 7.7:

(1)	the Financier must advise the Agent that it has received or recovered the amount within 3 Business Days after the receipt or recovery;

(2)
the Financier must within 3 Business Days after demand by the Agent pay to the Agent the amount determined by the Agent to be equal to the amount (excess amount) by which the amount received or recovered exceeds the amount the Financier would have received if the amount had been paid to the Agent and distributed in accordance with clause 7.7;

(3)
the Agent must treat the payment of the excess amount as if it were a payment by the Transaction Party to the Agent on account of all the Financiers and promptly distribute the excess amount to the Financiers in accordance with clause 7.7; and

(4)
as between each Transaction Party and the Finance Parties, the excess amount is to be treated as not having been paid to the Financier, but as having been paid to all the Financiers in accordance with their respective entitlements.

(b)
If an amount to which clause 7.9(a) applies is subsequently required to be repaid by the Financier who originally received or recovered it to a Transaction Party, each Finance Party which has received any part of it must repay that part to the Financier who originally received or recovered it, and the adjustments under clause 7.9(a)(4) will be reversed.

7.10	Rounding

The Agent may round amounts to the nearest unit of Relevant Currency in making any allocation or appropriation under any Transaction Document.

7.11	Currency exchanges

If a Finance Party receives an amount under a Transaction Document in a currency which is not in the Relevant Currency, the Finance Party:

(a)	may convert the amount received into the Relevant Currency in accordance with its normal procedures; and

(b)	is only regarded as having received the amount that it has converted into the Relevant Currency.

7.12	Secured Hedging Agreement

A reference in this clause 7 to a “Transaction Document” does not include a Secured Hedging Agreement.

8	Representations and warranties

8.1	Representations and warranties

Each Transaction Party represents and warrants to and for the benefit of each Finance Party as follows. While Kestrel is not a Transaction Party, if and to the extent a representation or warranty explicitly refers to Kestrel or Kestrel’s Properties (or the Properties as a whole), that representation and warranty is given only by the Parent in relation to Kestrel or the Kestrel Properties(and not by the Borrower):

(a)	registration: it is a corporation registered (or taken to be registered) and validly existing under the laws of the place of its incorporation;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)
authority: subject to obtaining the approvals referred to in clause 2.1(d), it has power and authority to enter into and perform its obligations under the Relevant Documents to which it is expressed to be a party;

(d)
authorisations: subject to obtaining the approvals referred to in clause 2.1(d), it has taken all necessary action to authorise the execution, delivery and performance of the Relevant Documents to which it is expressed to be a party;

(e)
binding obligations: subject to the general principles of law and equity set out in the legal opinions referred to in clause 2.1(o)(1) and (3), the Relevant Documents to which it is expressed to be a party constitute its legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)	transaction permitted: the execution, delivery and performance by it of the Relevant Documents to which it is expressed to be a party will not breach, or result in a contravention of:

(1)	any law, regulation or Authorisation;

(2)	its constitution or other constituent documents; or

(3)	any Encumbrance or agreement which is binding it,

and will not result in:

(4)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Transaction Document; or

(5)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(g)	financial information: its most recent Financial Reports or accounts which it has provided to the Agent under clause 2.1(f) or clause 9.1:

(1)	give a true and fair view of the financial condition and state of affairs of the Group as at the date they were prepared;

(2)	were prepared in accordance with the Accounting Standards; and

(3)	disclose all Financial Indebtedness and contingent liabilities of the Group;

(h)
no change in affairs: there has been no change in its or any of its Subsidiaries’ state of affairs since the end of the accounting period for its most recent Financial Reports or accounts, referred to in clause 8.1(g) which has had or could have a Material Adverse Effect;

(i)	representations true: each of its representations and warranties contained in the Transaction Documents is correct and not misleading when made or repeated by it;

(j)	disclosure:

(1)
all information provided to any Finance Party by or on its behalf in relation to it, its assets, business or affairs or the Relevant Documents, the Acquisition, the Kestrel Properties or the Stanley Assets was correct and not misleading (by omission or otherwise) as at the time it was provided;

(2)	neither that information nor its conduct or the conduct of anyone on its behalf in relation to the transactions contemplated by the Relevant Documents was, or is, misleading, by omission or otherwise;

(3)
all forecasts and projections provided to any Finance Party are based on reasonable grounds as at the date of this agreement or, if provided later, at the time provided, using historical information, and have been made in good faith;

(k)	no failure to disclose:

(1)	it has not withheld from any Finance Party any information material to the decision of a Finance Party to enter into the Transaction Documents to which the Finance Party is a party;

(2)	each document or agreement which has the effect of materially varying a Relevant Document has been disclosed to the Agent in writing;

(3)
all copies of documents (including its latest audited Financial Reports and all Authorisations) given by or on its behalf to any Finance Party are true and complete copies and the agreements included within such documents are in full force and effect (except to the extent specifically disclosed at the time the relevant documents are provided);

(l)	legal and beneficial owner:

(1)	it is the legal and beneficial owner of its Secured Property; and

(2)
each of the Borrower and Kestrel has or, in the case of the Borrower only upon the consummation of the transaction contemplated by the PSA will have, Defensible Title to its Properties, including each Lease related to its Properties;

(m)	no Encumbrances or other interests:

(1)
there is or, in the case of the Borrower with respect to the PSA Properties only, there is, to its Knowledge After Due Inquiry, no Encumbrance over any of its Secured Property or the Properties other than a Permitted Encumbrance;

(2)
no Person holds or, in the case of the Borrower with respect to the PSA Properties only, no Person holds, to its Knowledge After Due Enquiry, an interest in its Secured Property or the Properties other than under a Permitted Encumbrance;

(3)
there are or, in the case of the Borrower with respect to the PSA Properties only, there are, to its Knowledge After Due Inquiry, no other Liens or inchoate Liens which, with notice, the passage of time or both could be validly asserted and attached to the Properties related to the provision of goods or services to it for which payment is outstanding more than 60 days;

(n)	not a trustee: it does not enter into any Relevant Document as trustee of any trust or settlement;

(o)
commercial benefit: the entering into and performance by it of its obligations under the Relevant Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests;

(p)	Group Structure:

(1)	its only Subsidiaries are listed in the Group Structure Diagram; and

(2)	the Group Structure Diagram is true and correct in all respects and does not omit any material information or details;

(q)	Call Options: in the case of the Parent only,

(1)
subject to obtaining the approvals referred to in clause 2.1(d), it has complied with the ASX Listing Rules, its constitution and the Corporations Act in relation to each issue of the Call Options (including, ASX Listing Rule 7.1); and

(2)	the Exercise Shares, if and when issued and delivered on exercise of a Call Option will:

(A)	be duly and validly issued, fully paid;

(B)	rank pari passu with and, carry the same rights in all aspects as, the other Shares then on issue;

(C)	be freely transferable, free and clear of all Liens, encumbrances, security interests or claims of third parties and will not be subject to calls for further payment; and

(D)	be immediately available for sale or transfer in Australia free of any restriction under section 707(3) of the Corporations Act;

(r)
Environmental Liabilities: there are or, in the case of the Borrower with respect to the PSA Properties only, there are, to its Knowledge After Due Inquiry. no Environmental Liabilities affecting its Secured Property or the Properties which have had or could have a Material Adverse Effect;

(s)	no default or breach:

(1)	neither it nor Kestrel is in breach under any Material Document where such breach has had, or is reasonably likely to have, a Material Adverse Effect;

(2)	nothing has occurred which is, or, with the giving of notice, lapse of time, satisfaction of some other condition, or any combination of the above, constitutes an event which causes or enables:

(A)	the acceleration of any payment to be made under any Material Document binding on it; or

(B)	the enforcement, termination or rescission of any agreement (including a Material Document) binding on it or Kestrel in circumstances which have had or could have a Material Adverse Effect;

(3)	no Default subsists;

(t)	no litigation, governmental proceedings:

(1)
no litigation, arbitration, Tax claim, dispute or administrative or other proceeding has been commenced, or to its knowledge is pending or threatened, and no judgment or award has been given, made or is pending which:

(A)	in whole or in part invalidates its or Kestrel’s power or authority to enter into or perform its obligations under any Relevant Document; or

(B)	has had, or could have, a Material Adverse Effect;

(2)
except as set forth in schedule 11, no claim, action, suit or other proceeding is pending or, to its Knowledge, has been threatened against it or Kestrel or its or Kestrel’s predecessor in interest to the Properties with respect to the Properties or the transactions contemplated by this agreement, at law, in equity or otherwise, before or involving any Government Agency, or before any arbitrator or panel of arbitrators, and it has not accepted liability for any such action or proceeding. There is no proceeding pending before any Government Agency and no investigation has been commenced before any Government Agency the effect of which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(u)	Authorisations, operating permits and licenses:

(1)	all Authorisations required in connection with:

(A)
the execution, delivery and performance by it, and the validity and the enforceability against it of each Relevant Document to which it is expressed to be a party and the transactions contemplated by those Relevant Document; and

(B)	its business as now conducted or contemplated (including under Environmental Law),

have been obtained or effected and are in full force and effect, and there has been no default by it in the performance of any of the terms and conditions of any of those Authorisations;

(2)
except as set out in schedule 22, each of the Borrower and Kestrel has fulfilled or, in the case of the Borrower with respect to the PSA Properties only, has fulfilled to its Knowledge After Due Inquiry, all requirements for obtaining and has obtained and maintained all material licenses, permits, operating authorities and other authorisations necessary for the conduct of its business or for it and each Operator to operate or maintain each of its Properties, and each of the Borrower and Kestrel and each Operator is and will be fully qualified to operate and maintain such Properties and to exercise rights under all leases, contracts or other documents governing the operation or maintenance of its Properties. There are, or in the case of the Borrower with respect to the PSA Properties only, there are, to its Knowledge After Due Inquiry no, pending fees, assessments or penalties relating to the permits, licenses and operating authorities. The continuation, validity and effectiveness of each license, permit and other authorisation are not and will not be, or in the case of the Borrower with respect to the PSA Properties only, are not and will not be, to its Knowledge After Due Inquiry,, adversely affected by the transactions contemplated by this agreement or any other Transaction Document. Neither the Borrower or Kestrel is in breach of, or in default under the terms of, and has not engaged in any activity which would cause revocation or suspension of, any such licenses, permits or authorisations and no action or proceeding looking to or contemplating the revocation or suspension of any of them is pending or, to its Knowledge, threatened against the Borrower, Kestrel or any Operator. Neither the Borrower nor Kestrel is in violation in any material respect of any Governmental Requirements relating to any of its Properties or otherwise applicable to it. No suspension of production on the Properties is in effect;

(v)	no immunity: it does not, nor do its assets, enjoy immunity from any suit or execution;

(w)
Taxes: it has filed all tax returns (foreign, federal, state and local) required to be filed and has either paid all Taxes due (including interest and penalties) or is contesting such Taxes in good faith in appropriate proceedings and have adequate reserves for such contested taxes. No assessments have been made against it by any Taxing Authority nor has any penalty or deficiency been assessed by any Taxing Authority. To its Knowledge, no federal or other income tax return of it is presently being examined by the Internal Revenue Service or any foreign, state or local Government Agency nor are the results of any prior examination by the Internal Revenue Service or any state or local Government Agency being contested by it. No Tax Lien has been filed against it and, to its Knowledge, no claim is being asserted with respect to any such Tax or other such governmental charge against it;

(x)	Security:

(1)
subject to any Permitted Encumbrance and subject to the general principles of law and equity set out in the legal opinions referred to in clause 2.1(o)(1) and (3), each Transaction Document which is an Encumbrance has the priority it is intended to have under its terms;

(2)
the right, title and assets and undertakings over which the Security or the Samson Security purports to create an Encumbrance are capable of being Encumbered by and constitute Secured Property under that Security (in the case of a Security) or are capable of being Encumbered by and constitute Samson Secured Property under that Samson Security (as applicable);

(y)	securities fully paid: all Equity Interests constituting part of the Secured Property under any Security given by it or any of its Subsidiaries are fully paid;

(z)
no further Equity Interests: the equity capital of any corporation Equity Interests of which are included in the Secured Property under any Security is as stated to the Agent before the Security was given and there is no agreement, arrangement or understanding under which further shares, or Equity Interests with rights of conversion to shares, in that corporation may be issued to any Person;

(aa)	winding up etc: as at the date of this agreement no action has been taken:

(1)	for its winding up, dissolution, de-registration or reorganisation; or

(2)
for the appointment to or over it, or any of its assets, of any liquidator, provisional liquidator, official manager, administrator, receiver, receiver and manager, trustee, other controller or similar official;

(bb)	Acquisition Agreements:

(1)	to its Knowledge after Due Inquiry, each of the parties to the Acquisition Agreements has complied with its obligations under them to date;

(2)	it is not aware of any breach by any party to an Acquisition Agreement;

(cc)	solvency: it is solvent and will not become insolvent on entering into or performing its or their respective obligations under the Relevant Documents to which it is a party;

(dd)
commissions; expenses: except for the commissions for which the Borrower is solely responsible, no broker’s or finder’s fees or commissions have been paid or will be payable by it or any of its affiliates to any Person in connection with the transactions contemplated by this agreement other than those payable to advisors, stockbrokers and financiers associated with raising equity capital associated with the Acquisition. THE BORROWER WILL INDEMNIFY THE AGENT, THE FINANCE PARTIES AND ANY FINANCIER FROM AND AGAINST, AND HOLD EACH OF THOSE PARTIES HARMLESS ON DEMAND FROM, ALL LIABILITIES, COSTS, DAMAGES AND EXPENSES, INCLUDING ATTORNEYS’ FEES AND DISBURSEMENTS RELATING TO ANY THIRD PARTIES CONCERNING FINDER’S, BROKERAGE, FINANCING OR SIMILAR FEES ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT;

(ee)
maintenance of properties: except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Properties (together with any other properties unitized with any of the Properties) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Properties and other contracts and agreements forming a part of the Properties. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, to the extent applicable:

(1)
none of the Properties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time);

(2)
none of the Wells comprising a part of the Properties (or properties unitized with any of the Properties) deviates from the vertical more than the maximum permitted by Governmental Requirements, and such Wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Properties (or in the case of Wells located on properties unitized with any of the Properties, such unitized properties); and

(3)
each of the Borrower and Kestrel and to its Knowledge, any other Operator are not in violation of, or in default under, any material agreement affecting any Lease or any other contract or agreement to which either it and/or any other Operator is a party or is bound or its property is bound;

(ff)
USA PATRIOT Act representation: neither it nor any of its Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America;

(gg)
unpaid bills: except as set out in schedule 12 and Permitted Encumbrances, neither it nor Kestrel has any past due bills for improvements to any of the Secured Property or the Properties that could give rise to mechanics’, materialmen’s or other similar Liens arising by operation of applicable law;

(hh)	taxpayer identification: in the case of the Borrower only, its federal taxpayer identification is set out in schedule 13;

(ii)
other agreements: in except as set out in schedule 14, there is no agreement in force and effect (including, without limitation, letters of intent), whether written or oral, between the Borrower, Kestrel or any of its Affiliates and any other Person regarding the acquisition or financing of any of the Properties or the purchase and sale of production from or allocable to the Properties other than pursuant to Hydrocarbon purchase and sale agreements approved by the Agent. Except for rights comprising Permitted Encumbrances and as set out in schedule 14, no Person has any call upon, option to purchase or similar rights under any agreement with respect to the Working Interest or Net Revenue Interest in the Properties or to the production from the Properties other than pursuant to a Hydrocarbon purchase and sale agreement approved by the Agent and Persons who have waived such rights in writing with respect to the Properties;

(jj)	Material Documents: with respect to the Material Documents that pertain to the Properties, or in the case of the Borrower to its Knowledge After Due Inquiry:

(1)	all are in full force and effect in accordance with their terms and constitute valid and binding obligations;

(2)
no other party to any such Material Document (or any successor in interest to that party) is in breach or default with respect to any of its obligations under those Material Documents which could reasonably be expected to have a Material Adverse Effect;

(3)
except as set out in schedule 15 no party to any such Material Document has given or has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any such Material Document or any of their provisions; and

(4)
the execution and delivery of this agreement and the consummation of the transactions contemplated by this agreement will not result in a breach of, a default under, or other violation of the provisions of any such Material Document;

(kk)
farmout agreements and subject contracts, etc: with respect to the Properties and the unit agreements, pooling agreements and other Material Documents creating the interests constituting the Properties, and except as set out in any title opinions and/or reports or other title materials provided by it to the Finance Parties upon which the Finance Parties are expressly entitled to rely there are or, in the case of the Borrower with respect to the PSA Properties only, there are, to its Knowledge After Due Inquiry:

(1)	no outstanding farmout agreements, obligations to drill additional wells or agreements to engage in other development operations, except for:

(A)	obligations arising under offset well provisions;

(B)	obligations arising under provisions of any Operating Agreement which allow the parties to elect whether or not they will participate in development activities; or

(C)	as set out in schedule 16;

(2)	no limitations as to the depths covered or substances to which such interests purport to apply; and

(3)
no royalty provisions (other than those allowing a lessor the right to take in kind) requiring the payment of royalties on any basis other than as specified in those leases, contracts and other agreements;

(ll)
operating agreements: in with respect to the Operating Agreements relating to the Working Interest and Net Revenue Interest in the Properties there are, or, in the case of the Borrower with respect to the PSA Properties only, there are, to its Knowledge After Due Inquiry:

(1)	no Operating Agreements to which the Properties are subject other than those listed in schedule 17, which are hereby approved by the Agent;

(2)
no outstanding calls for payments under any AFE or any payments which are due or which it or, to its Knowledge, any predecessor of it, has committed to make which have not been or are not being paid within the terms required; and

(3)
no operations under any of the Operating Agreements with respect to which it has become a non-consenting party nor are there any non-consenting penalties binding or that will become binding upon it that are not reflected in the Net Revenue Interest or Working Interest as set out in annexure C;

(mm)
suspense of proceeds: except as disclosed by it to the Agent in writing prior to the execution of this agreement, as at the date of this agreement, all proceeds from the sale of Hydrocarbons from the Working Interest or Net Revenue Interest in the Properties are, or, in the case of the Borrower with respect to the PSA Properties only, to its Knowledge After Due Inquiry, being received by the Borrower or Kestrel (as applicable) in a timely manner and are not being held in suspense for any reason;

(nn)	employee plans: it has no Employee Plans;

(oo)
marketing of production: except for contracts listed in schedule 18 and in effect on the date of this agreement, or thereafter disclosed in writing to the Agent (with respect to all of which contracts disclosed by it represents that the Borrower or Kestrel, as applicable, is receiving or, in the case of the Borrower with respect to the PSA Properties only, is receiving to its Knowledge After Due Inquiry, a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and is not or, in the case of the Borrower with respect to the PSA Properties only, is not, to its Knowledge After Due Inquiry, having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancellable on 60 days notice or less without penalty or detriment for the sale of production from its Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that:

(1)	pertain to the sale of production at a fixed price; and

(2)	have a maturity or expiry date of longer than 6 months from the date of this agreement;

(pp)	deposit accounts: the Borrower does not maintain any deposit accounts (as defined in the UCC) other than those listed in schedule 19;

(qq)
labor matters: neither it nor any of its Affiliates are in violation of any applicable law dealing with labor matters, and all payments due from it or any Affiliate for employee health and welfare insurance have been paid or accrued as a liability on its books, other than any non-payments that do could not, individually or in the aggregate, give rise to a Material Adverse Effect;

(rr)
eligible contract participant: in the case of the Borrower only, it is an “eligible swap participant” as that term is defined in the United States Commodities Futures Modernization Act of 2000, 17 C.F.R. § 35.1(b)(2) (2006), as amended or supplemented from time to time, and the rules and regulations promulgated thereunder. Commodity Futures Modernization Act of 2000, Pub. L. 106-554, 114 Stat. 2763 (2000); and

(ss)
Executive Offices; Jurisdiction of Formation: in the case of the Parent only, Capitalization, ownership, Equity Interests in the Borrower and Kestrel owned by the Parent is set out in schedule 20 and are covered by the Share Pledge and delivered to Security Trustee on behalf of the Finance Parties. Except for the Equity Interests described in the preceding sentence, there are no other classes, types or designations of equity interests in the Borrower or Kestrel except as set out in schedule 20. No other Person owns any interest in the Borrower or Kestrel or is the holder of any right that could result in the transfer or issuance of any interest in the Borrower or Kestrel except as set out in schedule 20. The Borrower has no Subsidiaries.

8.2	Survival and repetition of representations and warranties

The representations and warranties given under this agreement:

(a)	survive the execution of each Transaction Document; and

(b)
(except for the representations and warranties in clause 8.1(k) and clause 8.1(bb)) are repeated on each Funding Date and Interest Payment Date with respect to the facts and circumstances then subsisting. The representation and warranty in clause 8.1(bb) is repeated on the first Funding Date.

8.3	Reliance by Finance Parties

Each Transaction Party acknowledges that each Finance Party has entered into each Transaction Document to which it is a party in reliance on the representations and warranties given under this agreement.

9	Undertakings

9.1	Provision of information and reports

Each Transaction Party must provide to the Agent the following:

(a)
Annual Financial Reports: no later than 90 days after the end of each financial year, copies of the annual audited Financial Report of the Group for that financial year and such other financial reports or statements as the Agent may reasonably require in relation to each of the Borrower and Kestrel for that financial year;

(b)
Half-year Financial Reports: no later than 60 days after the end of the first half of each financial year, copies of the unaudited semi-annual Financial Report of the Group for that half financial year and such other financial reports or statements as the Agent may reasonably require in relation to each of the Borrower and Kestrel for that half of the financial year;

(c)	quarterly accounts: no later than 15 days after the end of each calendar quarter, copies of the unaudited accounts of the Group, the Borrower and Kestrel for that quarter;

(d)	Compliance Certificate: a Compliance Certificate which will contain each Financial Undertaking at that time:

(1)	no later than 45 days after the end of each calendar quarter; and

(2)	together with the documents provided under clauses 9.1(a) and (b);

(e)	directors’ certificate: at the Agent’s request, a certificate signed by at least 2 directors of the Parent and the Borrower stating:

(1)	whether a Default has occurred; and

(2)	if so, full details of the relevant Default and the remedial action being taken or proposed;

(f)	Group Structure Diagram: an updated Group Structure Diagram on each occasion that the then current Group Structure Diagram becomes incorrect or misleading;

(g)	MAE events: any information that it becomes aware of which would have or would be likely to have a Material Adverse Effect;

(h)	documents issued: copies of all documents issued by it to holders of its Equity Interests or any stock exchange at the same time as their issue to those holders or that exchange; and

(i)	other information: any other information which the Agent reasonably requests in relation to it or any of its assets.

9.2	Reserve Reports

(a)
The Parent must provide to the Agent no later than 45 days after the end of each financial year an engineering reserve report prepared by the Independent Engineering Consultant, the effective date of that report being June 30 (the Effective Date).

(b)
The Parent must provide to the Agent no later than 45 days after the end of the first half of each financial year an engineering reserve report (the Mid Year Report) prepared by the Parent, the effective date of that report being December 31 (the Effective Date). If any Mid Year Report prepared by the Parent and delivered to Agent is not acceptable in form or substance to Agent (in its sole and absolute discretion), Parent shall provide to the Agent a Mid Year Report prepared by the Independent Engineering Consultant no later than 45 days following written notification by Agent to the Borrower that the Mid Year Report prepared by the Parent is not acceptable to Agent.

(c)
The Parent must provide to the Agent no later than 45 days after the end of the first quarter and the third quarter of each financial year an engineering reserve report (the Quarterly Report) prepared by the Parent, the effective date of that report being the last day of that quarter (the Effective Date). If any Quarterly Report prepared by the Parent and delivered to Agent is not acceptable in form or substance to Agent (in its sole and absolute discretion), Parent shall provide to the Agent a Quarterly Report prepared by the Independent Engineering Consultant no later than 45 days following written notification by Agent to the Borrower that the Quarterly Report prepared by the Parent is not acceptable to Agent.

(d)	The Reserve Reports must set out, without limitation, the projected recoverable reserves attributable to the Working Interests and Net Revenue Interests of the Borrower and Kestrel in the Properties.

(e)	The Reserve Reports must be prepared in accordance with the following assumptions:

(1)	for all Natural Gas:

(A)
to be sold other than Natural Gas described in clause 9.2(e)(1)(B) below, the purchase price for each calendar year will be the average of the monthly prices for that year for Natural Gas as reflected in the New York Mercantile Exchange as of the settlement of the last trading day for the contract month coincident with the Effective Date of the Reserve Report (as adjusted for appropriate quality, transportation and location differentials approved by Agent), less a percentage discount of 5%. The price calculated for the fifth calendar year will be used for all following years;

(B)
to be sold on a fixed price basis pursuant to any bona fide contract or with respect to which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, the purchase price will be the fixed price (as adjusted for appropriate quality, transportation and location differentials approved by Agent) for the volumes indicated in the contract, agreement or arrangement;

(2)	for all Crude Oil:

(A)
to be sold other than Crude Oil described in clause 9.2(e)(2)(B) below, the purchase price for each calendar year will be the average of the monthly prices for that year for Crude Oil as reflected in the New York Mercantile Exchange as of the settlement of the last trading day for the contract month coincident with the effective date of the Reserve Report (as adjusted for appropriate quality, transportation and location differentials approved by Agent), less a percentage discount of 5%.  The price calculated for the fifth calendar year will be used for all following years.

(B)
for all Crude Oil to be sold on a fixed price basis pursuant to any bona fide contract or with respect to which the price has been hedged pursuant to any New York Mercantile Exchange contract or bona fide price swap agreement or arrangement, the purchase price will be the fixed price (as adjusted for appropriate quality, transportation and location differentials approved by Agent) for the volumes indicated in the contract, agreement or arrangement;

(3)	projected operating expenses will appropriately reflect recent actual operating expenses incurred;

(4)
projected capital expenditures will appropriately reflect recent actual expenditures incurred for similar projects, or will be based on updated cost estimates or AFE’s reflecting current economic conditions;

(5)
each Reserve Report will report on PDP Reserves, PDNP Reserves, and PUD Reserves for the Stanley Properties and the Kestrel Properties separately in addition to the Properties (taken as a whole) and will utilise any other assumptions that Agent may request from time to time;

(f)
the Agent is not required to consider any PDP reserves or value attributable to the Properties if, in Agent’s reasonable opinion, the Agent does not have a first priority Encumbrance on such Properties; and

(g)	in the computation of present value, projected income from each Reserve Report will be discounted using an annual discount rate of 10%.

9.3	Proper accounts

Each Transaction Party must:

(a)	keep accounting records which give a true and fair view of its financial condition and state of affairs; and

(b)	ensure that the accounts it provides under clause 9.1(a), (b) or (c) are prepared in accordance with the Accounting Standards.

9.4	Notices to the Agent

Each Transaction Party must notify the Agent promptly upon becoming aware of:

(a)	any Default occurring;

(b)
any breach of, or default under, any Material Document to which it or Kestrel is expressed to be a party (whether by it or any other party to that Material Document) and full details of the non compliance and any steps taken by the Transaction Party, Kestrel or the other party to remedy it;

(c)	any intention by it to or Kestrel exercise any right, power or remedy under any Material Document to which it is a party as a consequence of any default under it;

(d)
any litigation, arbitration, administration or other proceeding in respect of it or any of its assets or Kestrel or any of its assets being commenced or threatened in respect of an amount which exceeds US$150,000 (or its equivalent in other currencies);

(e)	any material adverse change in the financial or commercial circumstances or prospects of the Borrower, any entity within the Group or in the condition or operation of the Properties;

(f)	any Encumbrance (other than a Permitted Encumbrance) that exists over any of its assets or any of the Properties;

(g)	any proposal of any Government Agency to compulsorily acquire any of its assets or any of the Properties;

(h)	any notice, order or material correspondence with or from a Government Agency relating to its business or assets or any of the Properties which has or is likely to have a Material Adverse Effect;

(i)	the acquisition by it of a Subsidiary;

(j)	the acquisition by it or any of its Subsidiaries of any interest in real property; and

(k)	the incurrence, or anything reasonably likely to give rise to the incurrence, of any Environmental Liability in respect of it or any Property.

9.5	Compliance

Each Transaction Party must:

(a)	comply with all its obligations under each Transaction Document to which it is a party; and

(b)	ensure that no Event of Default occurs.

9.6	Maintenance of capital

A Transaction Party must not:

(a)
pass a resolution under sections 254N or 260B of the Corporations Act (or equivalent or similar legislation in any other jurisdiction) or make or pass a resolution to make unpaid capital capable of being called up only in certain circumstances;

(b)	reduce or pass a resolution to reduce its capital other than with the Agent’s prior written consent (which it may withhold in its absolute discretion);

(c)
buy-back or pass a resolution to buy-back, any of its shares other than with the Agent’s prior written consent (which consent must not be unreasonably withheld, but may be withheld if, in the Agent’ opinion, the buy-back would have or may have a Material Adverse Effect); or

(d)	attempt or take any steps to do anything which it is not permitted to do under clauses 9.6(a), (b)or (c).

9.7	Compliance with laws and Authorisations

Each Transaction Party must:

(a)
comply with all laws and legal requirements, including each judgement, award, decision, finding or any other determination of a Government Agency, which applies to it or any of its assets, where failure to do so will have or could have a Material Adverse Effect; and

(b)	obtain, maintain and comply with all Authorisations required by it:

(1)	for the validity and enforceability of each Relevant Document to which it is a party, or to enable it to perform its obligations under each Relevant Document to which it is a party;

(2)	in relation to it or any of its assets where failure to do so will have or could have a Material Adverse Effect.

9.8	Corporate existence

Each Transaction Party must do everything necessary to preserve its corporate existence in good standing, including:

(a)	not transferring its jurisdiction of registration;

(b)	not making any application or passing any resolution for winding up;

(c)	not entering into or effecting any scheme of arrangement or merger or consolidation with any other Person or Persons;

(d)	not entering into or effecting any other scheme under which it or any of it ceases to exist or under which it assets or liabilities are vested in or assumed by any other Person.

9.9	Environmental law

(a)	Each Transaction Party must maintain procedures which are adequate to monitor:

(1)	its compliance with Environmental Law and Authorisations; and

(2)
circumstances which may give rise to a substantial claim or to a requirement of substantial expenditure by it or of cessation or material alteration of its activity which is material in the context of its business (Perilous Circumstances).

(b)
The Agent may, at the Borrower’s cost if a Default subsists, have an audit conducted of those procedures, that compliance and any Perilous Circumstances. Each Transaction Party will do everything reasonably requested by the Agent to facilitate that audit.

(c)
Where the procedures or the audit referred to in clause 9.9(b) reveal any material non-compliance with Environmental Law or Authorisations, or reveal any Perilous Circumstances, it will promptly remedy them.

(d)	Within 6 months of the first Funding Date:

(1)
the Parent must demonstrate to the satisfaction of the Agent that the environmental filings of both Kestrel and the Borrower are in order and up to date in accordance with both good operating practice and the requirement of any laws; and

(2)	the Borrower must have implemented a policy with respect to matters of Environmental Law on terms acceptable to the Agent including its policy as to:

(A)	the maintenance of environmental filings;

(B)	the monitoring of environmental compliance by its operators and plans for addressing issues of non-compliance;

(C)	strategy for implementation of the recommendations of LT Environmental and Carr (being environmental consultants employed to make environmental assessment prior to the first Funding Date); and

(D)	strategy for Properties with a history of persistent non-compliance.

9.10	Payment of Taxes and outgoings

(a)	Each Transaction Party must pay all Taxes when due, other than Contested Taxes.

(b)	Each Transaction Party must pay all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid.

9.11	Material Documents

(a)	A Transaction Party must not:

(1)	amend or vary, or agree to an amendment or variation of;

(2)	terminate, rescind or discharge (except by performance);

(3)	grant any waiver, time or indulgence in respect of any obligation under;

(4)	do or omit to do anything which may adversely affect the provisions or operation of; or

(5)	do or omit to do anything which would give any other Person legal or equitable grounds to do anything in clause 9.11(a)(1)-(4) in respect of,

any Material Document to which it is a party.

(b)
Each Transaction Party must do all things necessary to enforce all of its rights, powers and remedies under each Material Document to which it is a party provided that such enforcement is required in the reasonable commercial judgment of such Transaction Party.

9.12	Amendments to constitution

A Transaction Party must not amend its constitution, charter or any other constituent or organisational document of it without the Agent’s prior written consent which consent must not be unreasonably withheld (including where the amendment has been requested by the ASX (or any other stock exchange on which a Transaction Party’s shares are listed for quotation) unless the amendment relates to an alteration of the constitution or charter which has the effect of changing or converting any Shares into shares of another class, in which case, the Agent may withhold its consent in its absolute discretion.

9.13	Negative pledge and disposal of assets

(a)	A Transaction Party must not create or allow to exist or agree to any Encumbrance over any of its assets other than a Permitted Encumbrance.

(b)	A Transaction Party must not acquire an asset which is, or upon its acquisition will be, subject to an Encumbrance which is not a Permitted Encumbrance.

(c)
A Transaction Party must not sell, assign, transfer or otherwise dispose of or part with possession of any of its assets except an asset which is subject to a floating charge under a Security and in, and only in, the ordinary course of ordinary business.

(d)
A Transaction Party must not allow any other Person to have a right or power to receive or claim any rents, profits, receivables, money or moneys worth (whether capital or income) in respect of its assets other than under a Security.

(e)
A Transaction Party must not enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts in circumstances where the arrangement is in connection with:

(1)	the raising of Financial Indebtedness; or

(2)	the acquisition of an asset,

except for a netting or set-off arrangement in the ordinary course of its ordinary banking arrangements for the purpose of netting debit and credit balances.

(f)	A Transaction Party must not enter into any arrangement which, if complied with, would prevent any Transaction Party from complying with its obligations under the Transaction Documents.

(g)	If, by mandatory operation of law, this clause 9.13 may not prevent a Transaction Party creating an Encumbrance:

(1)	this clause 9.13 does not prevent a Transaction Party creating that Encumbrance; and

(2)
before that Encumbrance is created the Transaction Party must ensure that the Security Trustee receives the benefit of a deed of priority granting first ranking priority to each Security in a form and of substance required by the Security Trustee

9.14	Financial Indebtedness

(a)	A Transaction Party must not incur any Financial Indebtedness other than Permitted Financial Indebtedness.

(b)	A Transaction Party must not issue any Disqualified Capital Stock.

9.15	No change to business

A Transaction Party must not engage in any business other than, or do anything which would result in substantial changes to, its existing core businesses and operations (being upstream oil and gas exploration, development and production).

9.16	Financial accommodation

A Transaction Party must not provide any financial accommodation, or give any Guarantee in respect of any financial accommodation, to or for the benefit of any Person, other than Permitted Financial Accommodation.

9.17	Restrictions on dealings

A Transaction Party must not:

(a)	enter into an agreement;

(b)	acquire or dispose of an asset;

(c)	obtain or provide a service;

(d)	obtain a right or incur an obligation; or

(e)	implement any other transaction,

with any Person unless it does so on terms which are no less favourable to it than arm’s length commercial terms.

9.18	Restrictions on Distributions and fees

A Transaction Party must not:

(a)	make any Distribution other than a Permitted Distribution; or

(b)	pay any director fees, management fees, consultancy fees or other like payments to any director, Associate, or Related Body Corporate of a Transaction Party unless those fees or other payments are

(1)	reasonable and are no more or less favourable than it is reasonable to expect would be the case if the relevant Persons were dealing with each other at arm’s length; or

(2)	paid with the Agent’s prior written consent.

9.19	Undertakings regarding Secured Property

Each Transaction Party must:

(a)	maintenance of the Secured Property:

(1)	maintain and protect its Secured Property;

(2)	keep its Secured Property in a good state of repair and in good working order allowing for fair wear and tear;

(3)	remedy every defect in its title to any part of its Secured Property other than a Permitted Encumbrance;

(4)	take or defend all legal proceedings to protect or recover any of its Secured Property; and

(5)	keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss;

(b)	further security:

(1)	do anything which the Agent reasonably requests which:

(A)	more satisfactorily charges or secures the priority of its Security, or secures to the Security Trustee its Secured Property in a manner consistent with any provision of any Transaction Document; or

(B)	aids in the exercise of any Power of the Security Trustee,

including the execution of any document, the delivery of Title Documents, or the execution and delivery of blank transfers;

(2)
when the Agent requests, execute a legal or statutory mortgage in favour of the Security Trustee over any real property in form and substance required by the Agent, but the Agent cannot require an obligation which is more onerous than any obligation contained in any Transaction Document; and

(3)	use its best endeavours to register any mortgage executed under clause 9.19(b)(2);

(c)	Title documents: deposit with the Security Trustee, all the Title Documents in respect of any of its Secured Property which is subject to the fixed charge created under its Security immediately on:

(1)	its execution of its Security;

(2)	acquisition of any asset which forms part of its Secured Property and is subject to the fixed charge created by its Security; and

(3)	the floating charge which is created by its Security crystallising and fixing;

(d)
registration and protection of security: ensure that its Security is registered and filed in all registers in all jurisdictions in which it must be registered and filed to ensure the enforceability, validity and priority of the Security against all Persons and to be effective as a security;

(e)
no partnership or joint venture: not enter into any profit sharing arrangement in relation to its Secured Property or any partnership or joint venture with any other Person without the Agent’s written consent (which may not be withheld if the Agent is satisfied that:

(1)	the profit sharing arrangement, partnership or joint venture is being entered into in the ordinary course of business on arm’s length commercial terms; and

(2)
the rights of the Transaction Party in respect of that profit sharing arrangement, partnership or joint venture are secured to the Security Trustee for the benefit of the Finance Parties on terms acceptable to the Agent; and

(3)	the Security Trustee is provided with step-in rights in relation to such profit sharing arrangement, partnership or joint venture on terms acceptable to the Agent;

(f)
no caveats: cause any caveat which is lodged in respect of its Secured Property, other than a caveat lodged by the Finance Parties to be removed as soon as reasonably practicable but in any event within 10 Business Days after the date that it becomes aware of its existence.

9.20	Insurance

(a)	General requirements: Each Transaction Party must insure and keep insured its Secured Property:

(1)	for amounts and against risks for which a Person holding assets and carrying on a business similar to that of the Transaction Party would prudently take out insurance including well control insurance;

(2)	against damage, destruction and any other risk to their full replacement value or on a reinstatement basis;

(3)	against workers’ compensation and public liability; and

(4)	for any other risk to the extent and for the amounts the Agent may reasonably require and notify to the Transaction Party from time to time.

All coverage shall be in amounts not less than that set out in schedule 21.

(b)	Payment of premiums: Each Transaction Party must punctually pay all premiums and other amounts necessary to effect and maintain in force each insurance policy.

(c)	Contents of insurance policy: Each Security Provider must ensure that every insurance policy (other than worker’s compensation and public liability):

(1)	is taken out in the name of the Security Provider, notes each Finance Party as an insured and insures each of their insurable interests;

(2)	names the Security Trustee as the loss payee;

(3)
cannot be terminated or varied by the insurer for any reason including the non-payment of the premium or any other amount in respect of the insurance policy, unless the Security Trustee is given 30 days’ prior written notice; and

(4)
provides that notice of any occurrence given by one insured party will be regarded as notice given by all insured parties and that failure by one insured party to observe and fulfil the conditions of the policy will not prejudice the rights of any other insured party; and

(5)	includes any other terms and conditions which the Agent may reasonably require.

(d)	Reputable insurer: Each Transaction Party must take out each insurance policy with a reputable and substantial insurer approved by the Agent (whose approval is not to be unreasonably withheld).

(e)	No prejudice: Each Transaction Party must not do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any insurance policy.

(f)	Deliver documents: Each Transaction Party must promptly deliver to the Agent:

(1)	adequate evidence as to the existence and currency of the insurances required under this clause 9.20; and

(2)	any other detail which the Agent may reasonably require and notify to the Transaction Party from time to time.

(g)	No change to policy: A Transaction Party must not vary, rescind, terminate, cancel or make a material change to any insurance policy without the Agent’s written consent.

(h)	Full disclosure: Before entering into each insurance policy, each Transaction Party must disclose to the insurer all facts which are material to the insurer’s risk.

(i)	Assistance in recovery of money: Each Security Provider must do all things reasonably required by the Agent to enable the Agent to recover any money due in respect of an insurance policy.

(j)	Notification by Security Provider: Each Transaction Party must notify the Agent as soon as reasonably practicable after it becomes aware of:

(1)	an event gives rise to a claim of US$100,000 or more under an insurance policy; or

(2)	the cancellation or variation for any reason of any insurance policy in relation to its Secured Property.

(k)	Dealing with insurance policy proceeds:

(1)
Unless clause 9.20(k)(3) applies, if no Event of Default is subsisting the proceeds of any insurance policy may be used for any purpose determined by the Security Provider unless the proceeds exceed US$100,000 (or equivalent amount in other currencies) in which case the purpose to which the proceeds are to be applied must also be approved by the Agent.

(2)
Unless clause 9.20(k)(3) applies, if an Event of Default is subsisting the proceeds in respect of any insurance policy of a Security Provider must be used to pay the Secured Moneys outstanding at that time or for any other purpose which the Agent approves.

(3)	Clauses 9.20(k)(1) and (2) do not apply to proceeds received from any workers’ compensation or public liability policy or reinstatement policy to the extent that the proceeds are paid to a Person:

(A)	entitled to be compensated under the workers’ compensation or public liability policy; or

(B)	under a contract for the reinstatement of its Secured Property.

(l)
Application of reinstatement proceeds: If required under the terms of a reinstatement policy, each Security Provider must apply all proceeds payable under the reinstatement policy to the reinstatement of its Secured Property.

(m)
Power to take proceedings: If an Event of Default is subsisting and a Receiver has not been appointed, the Security Trustee alone has full power to make, enforce, settle, compromise, sue on and discharge all claims and recover and receive all moneys payable in respect of:

(1)	any claim under any insurance policy; and

(2)	any compensation claim in respect of any injury to an employee of the Agent, Receiver or Attorney suffered while exercising or attempting to exercise any Power.

9.21	Officers

(a)	The Borrower must appoint an Officer to have delegated authority to approve all dealings, notices and transactions under the Convertible Loan Facility and the Transaction Documents.

(b)
Each Transaction Party must notify the Agent of any change to the identity of its Officers for the purposes of this agreement, giving specimen signatures of any new Officer appointed, and, where requested by the Agent, evidence satisfactory to the Agent of the authority of any Officer.

9.22	Kestrel

(a)
The Parent must ensure that, within 4 months of after the first Funding Date it acquires any Equity Interests in Kestrel not held by it and that Kestrel then merges with and into the Borrower within that 4 month period.

(b)	The Parent must ensure that, on and from the date of this agreement until the requirements of clause 9.22(a) are fully satisfied:

(1)
Kestrel complies with this clause 9 as if the undertakings in this clause 9 were binding on Kestrel and as if each reference to the “Secured Property” in relation to Kestrel were to its Properties; and

(2)
Kestrel does not sell, assign, transfer or otherwise dispose of or part with possession of any of its assets other than disposals of stock-in-trade for arm’s length cash consideration made in the ordinary course of day to day trading and the expenditure of cash; and

(3)	Kestrel does not pay or repay any of the Kestrel Debt and that the principal amount of the Kestrel Debt is not less than US$6,151,227.00.

9.23	Financial undertakings

The Borrower and the Parent undertake to ensure that:

(a)	(Current Ratio) at all times the Current Ratio is greater than or equal to 1:1;

(b)	(Proved Developed Producing Reserves Ratio (Stanley): on each Quarter Date the Proved Developed Producing Reserves Ratio (Stanley) is greater than or equal to 0.90:1;

(c)	(Proved Developed Producing Reserves Ratio (Group)): on each Quarter Date the Proved Developed Producing Reserves Ratio (Group) is greater than or equal to 1:1; and

(d)	(Aged Debts): at all time that the aggregate amount of all Aged Debts of the Group (calculated on a consolidated basis) is no greater than US$1,000,000,

each a Financial Undertaking.

9.24	Shareholder Approval

The Parent must ensure that, within 3 months of the first Funding Date, that the shareholders of the Parent have approved, including for the purposes of ASX Listing Rule 7.1:

(a)
the issue of any shares in the Parent to any Financier or Substitute Financier other than Macquarie Bank Limited as a result of the exercise of any Call Options issued to that Financier transferred to that Substitute Financier under clause 17.2(e); and

(b)	the provision of clauses 6.2 and 6.3.

9.25	Term of undertakings

Unless the Agent (acting on the instructions of the Majority Financiers) otherwise agrees in writing, until:

(a)	the Total Commitments are cancelled; and

(b)	the Secured Moneys are unconditionally repaid in full; and

(c)	each Security is discharged,

each Transaction Party must, at its own cost, comply with its undertakings in this clause 9.

10	Events of Default

10.1	Events of Default

It is an Event of Default, whether or not it is within the control of a Transaction Party, if:

(a)	failure to pay: a Transaction Party fails to pay or repay any part of the Secured Moneys when due and payable by it, and the Transaction Party does not remedy the failure within 3 Business Days;

(b)	financial undertakings: a Transaction Party breaches clause 9.23;

(c)
non-remediable failure: a Transaction Party fails to perform any other undertaking or obligation of it under any Transaction Document and that failure is not in the opinion of the Agent remediable within 7 days of the relevant default occurring;

(d)
remediable failure: the failure described in clause 10.1(c) is in the opinion of the Agent remediable, and the Transaction Party does not remedy the failure within 7 days of the relevant default occurring (or such longer period as the Agent may agree);

(e)
misrepresentation: any representation or warranty or statement of a Transaction Party under a Transaction Document is incorrect or misleading when made or repeated and the circumstances giving rise to that incorrect or misleading representation or warranty are not remedied within 7 days of the earlier of the Agent giving notice to any Transaction Party, or a Transaction Party becoming aware, of that misrepresentation, breach of warranty or misstatement;

(f)	cross default: any Financial Indebtedness of a Transaction Party or Kestrel in excess of US$100,000 (or the equivalent amounts in other currencies):

(1)	becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment; or

(2)	is not paid when due (after taking into account any applicable grace period),

(g)	Encumbrance: any Encumbrance is enforced, or becomes capable of being enforced, against an asset of a Transaction Party or Kestrel;

(h)
judgment: a judgment in an amount exceeding US$100,000 (or equivalent amount in any other currency) is obtained against a Transaction Party or Kestrel and is not set aside or satisfied within 10 Business Days;

(i)
execution: a distress, attachment, execution or other process of a Government Agency is issued against, levied or entered upon an asset of a Transaction Party or Kestrel in an amount exceeding US$100,000 (or equivalent amount in any other currency) and is not set aside or satisfied within 10 Business Days;

(j)	Controller: any of the following occur:

(1)	a Controller is appointed, or any steps are taken to appoint a Controller; or

(2)	a resolution to appoint a Controller is passed, or any steps are taken to pass a resolution to appoint a Controller,

to a Transaction Party or Kestrel or over an asset of a Transaction Party or Kestrel;

(k)	winding up: any of the following occur:

(1)	an application is made;

(2)	an order is made; or

(3)	a resolution is passed or any steps are taken to pass a resolution,

for the winding up of any Transaction Party or Kestrel;

(l)	administration: any of the following occur:

(1)	an administrator is appointed, or any steps are taken to appoint an administrator; or

(2)	a resolution to appoint an administrator is passed, or any steps are taken to pass a resolution to appoint an administrator,

to a Transaction Party or Kestrel;

(m)
deregistration: a Transaction Party or Kestrel is deregistered, or any steps are taken to deregister a Transaction Party or Kestrel under the Corporations Act or the corresponding law in the applicable place of incorporation;

(n)	suspends payment: a Transaction Party or Kestrel suspends payment of its debts generally;

(o)	insolvency: a Transaction Party or Kestrel is:

(1)	unable to pay its debts when they are due; or

(2)	presumed to be insolvent under the Corporations Act;

(p)	arrangements: a Transaction Party or Kestrel enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(q)	reorganisation: a Transaction Party or Kestrel implements a merger, demerger or scheme of arrangement with any Person other than a merger of Kestrel with and into the Borrower;

(r)
analogous process: anything analogous to anything referred to in clauses 10.1(h) to (q) (inclusive), or which has substantially similar effect, occurs with respect to any Transaction Party or Kestrel under any overseas law or any law which commences or is amended after the date of this agreement;

(s)	ceasing business: a Transaction Party or Kestrel ceases to carry on business;

(t)
revocation of Authorisation: an Authorisation which is material to the performance by a Transaction Party or Kestrel, to the validity or enforceability of a Transaction Document or to the security of the Agent or the Security Trustee, is repealed, revoked or terminated or expires, or is modified or amended or conditions are attached to it in a manner unacceptable to the Agent (acting reasonably) and is not immediately replaced by an equivalent Authorisation;

(u)	compulsory acquisition:

(1)
all or any material part of the Secured Property or other assets of a Transaction Party or Kestrel (including any of the Properties) is compulsorily acquired by or by order of a Government Agency or under law;

(2)
a Government Agency orders the sale, vesting or divesting of all or any material part of the Secured Property or other material assets of a Transaction Party or Kestrel (including any of the Properties); or

(3)	a Government Agency takes a step for the purpose of any of the above;

(v)
Environmental event: there is a requirement of expenditure or of cessation or alteration of activity, under Environmental Law, which has or is likely to have, in the opinion of the Majority Financiers, a Material Adverse Effect;

(w)
investigation: an investigation into all or part of the affairs of a Transaction Party or Kestrel commences under any company’s or corporations’ legislation in circumstances where if adversely determined that would or would be likely to have, in the opinion of the Majority Financiers, a Material Adverse Effect;

(x)	unenforceability:

(1)
a material provision of a Relevant Document is (or is claimed to be) illegal, void, voidable or unenforceable or does not (or is claimed not to) have the priority the Finance Parties intended it to have;

(2)	any Person becomes entitled to terminate, rescind or avoid any material provision of any Relevant Document; or

(3)	the execution, delivery or performance of a Relevant Document by a Transaction Party breaches or results in a contravention of any law (or is claimed to be);

(4)
a law or anything done by a Government Agency wholly or partially renders illegal, prevents or restrict the performance or effectiveness of a Relevant Document or otherwise has or is likely to have, in the opinion of the Majority Financiers, a Material Adverse Effect; or

(5)
any security interest and Encumbrance or any Collateral Security shall cease to be in full force and effect, or shall cease to give the Security Trustee, for the benefit of the Majority Financiers, the Encumbrances, rights, powers and privileges purported to be created and granted under the Transaction Documents in favour of the Security Trustee, or shall be asserted by any Transaction Party not to be a valid, perfected, first priority security interest in or Encumbrance on the Secured Property covered thereby,

(“claimed” in this clause 10.1(x) means claimed by a Transaction Party or a Related Body Corporate of a Transaction Party or any party to a Transaction Document (other than a Finance Party) or anyone on behalf of them);

(y)
change: any change occurs in any business, assets, liability, ownership, board membership, prospects or condition (financial or otherwise) of any entity within the Group, which in any case, in the opinion of the Majority Financiers would have a Material Adverse Effect or a material adverse effect on the rights of the Finance Parties under the Transaction Documents;

(z)	Change of Control: a Change of Control occurs;

(aa)	other activity: the Group commences any substantive business activity unrelated to mineral exploration, mining and recovery;

(bb)	Delisting Event: a Delisting Event occurs;

(cc)
material adverse effect: any event or series of events (whether related or note) occurs which, in the opinion of the Majority Financiers, has or is likely to have a Material Adverse Effect or a material adverse effect on the rights of the Finance Parties under the Transaction Documents;

(dd)
Release of Liens: a Transaction Party or Kestrel fails to provide satisfactory evidence to the Agent, within 30 days of the date of this agreement, that any Lien (other than Permitted Encumbrances) against the Properties in favor of a third-party has been released or subordinated to the Finance Parties on terms satisfactory to the Agent (in its absolute discretion);

(ee)
Governmental Regulations: a Transaction Party or Kestrel or an Operator fails to comply in all material respects with any governmental regulation pertaining in any way to the Borrower, Kestrel, the Properties, the Hydrocarbons or any of the other Secured Property;

(ff)	Operator: an Operator is removed or withdraws and the replacement Operator is not acceptable to Agent (acting reasonably); or

(gg)
Decrease in Working Interests or Net Revenue Interests: the Working Interest or Net Revenue Interest in the Properties is decreased from those set out in annexure C without the prior written consent of Agent.

10.2	Effect of Event of Default

(a)	If an Event of Default occurs the Agent may, and if so directed by the Majority Financiers must, at any time after its occurrence by notice to the Borrower declare that:

(1)	the Secured Moneys are immediately due and payable; or

(2)	the Commitment of each Financier is cancelled,

or make each of the declarations under clauses 10.2(a)(1) and (2).

(b)	The Borrower must immediately repay the Secured Moneys on receipt of a notice under clause 10.2(a)(1).

(c)
All of the Borrower’s account debtors (including any Operator and Purchasers) relating to its Working Interest or Net Revenue Interest in the Properties will, and upon notice by Agent to the Borrower, receive notification from the Agent and the Borrower, that all proceeds from sales of all production or transmission of Hydrocarbons from or allocable to the Borrower’s Net Revenue Interest in the Properties have been assigned to the Agent and are to be paid into the Project Account. Immediately following an Event of Default the Borrower shall use its best efforts to cause all Purchasers to execute the assignment notifications to confirm their agreement to remit all proceeds from sales of all production from or allocable to the Borrower’s Net Revenue Interest in the Properties into the Project Account.

10.3	Transaction Parties to continue to perform

(a)	If the Agent makes a declaration under clause 10.2:

(1)	the declaration does not affect the obligations of a Transaction Party under the Transaction Documents; and

(2)
each Transaction Party must continue to perform its obligations under the Transaction Documents as if the declaration had not been made, subject to any directions given by a Finance Party under any Transaction Document.

(b)	Clause 10.3(a) does not affect the Borrowers’ obligations under clause 10.2.

10.4	Enforcement

(a)	The Transaction Documents may be enforced without notice to a Transaction Party or any other Person even if:

(1)	a Finance Party accepts any part of the Secured Moneys after an Event of Default; or

(2)	there has been any other Event of Default.

(b)
No Finance Party is liable to any Transaction Party for any Loss a Transaction Party may suffer, incur or be liable for arising out of or in connection with a Finance Party exercising any Power, except to the extent specifically set out in a Transaction Document.

11	Increased costs and illegality

11.1	Increased costs

(a)	If a Financier determines that any Change in Law affecting it or any of its holding companies (each a Holding Company) directly or indirectly:

(1)	increases the effective cost to the Financier of performing its obligations under the Transaction Documents or funding or maintaining its Commitment or its Pro Rata Share of the Principal Outstanding;

(2)	reduces any amount received or receivable by that Financier under the Transaction Documents; or

(3)	in any other way reduces the effective return to the Financier or any Holding Company under the Transaction Documents or the overall return on capital of the Financier or any Holding Company,

(each an Increased Cost), the Borrower must pay to the Financier on demand compensation for the Increased Cost to the extent attributed by the Financier or Holding Company (using the methods it considers appropriate) to the Financier ’s obligations under the Transaction Documents or the funding or maintenance of its Commitment or its Pro Rata Share of the Principal Outstanding.

(b)	A claim under clause 11.1(a):

(1)	must contain reasonable details of the event giving rise to the claim, the amount of the claim and the basis of computation of the claim; and

(2)	in the absence of manifest error, is sufficient evidence of the amount to which the Financier is entitled under clause 11.1(a) unless the contrary is proved.

(c)
If the Borrower receives a demand from the Financier under clause 11.1(a), the Borrower may, by written notice to the Financier on or before the date which is 20 Business Days after the date of that demand, cancel the Commitment of that Financier and prepay the Secured Moneys of that Financier in full.

(d)
A notice under clause 11.1(c) is irrevocable and the Borrower must, on the date which is 50 Business Days after the date that the notice is given, pay to the Agent on account of the Financier the Secured Moneys of the Financier in full.

11.2	Illegality

(a)
If any Change in Law or other event makes it illegal for a Financier to perform its obligations under the Transaction Documents or fund or maintain its Commitment, the Financier may by notice to the Borrower:

(1)	suspend its obligations under the Transaction Documents for the duration of the illegality; or

(2)
by notice to the Borrower, cancel its Commitment and require the Borrower to repay its Secured Moneys in full on the date which is 40 Business Days after the date on which the Financier gives the notice or any earlier date required by, or to comply with, the applicable law.

(b)
A notice under clause 11.2(a)(2) is irrevocable and the Borrower must, on the repayment date determined under clause 11.2(a)(2), pay to the Agent on account of the Financier the Secured Moneys of that Financier in full.

12	Guarantee and indemnity

12.1	Guarantee

The Guarantors jointly and severally and unconditionally and irrevocably guarantee to each Finance Party the payment of the Secured Moneys due to each Finance Party.

12.2	Payment

(a)
If the Secured Moneys are not paid when due, each Guarantor must immediately on demand from the Agent pay to the Agent for the account of the Finance Parties the Secured Moneys in the same manner and currency as the Secured Moneys are required to be paid.

(b)	A demand under clause 12.2(a) may be made at any time and from time to time.

12.3	Securities for other money

Each Finance Party may apply any amounts received by it or recovered under any:

(a)	Collateral Security; or

(b)	other document or agreement,

which is a security for any of the Secured Moneys and any other money in the manner it determines in its absolute discretion.

12.4	Amount of Secured Moneys

(a)	This clause 12 applies to any amount which forms part of the Secured Moneys from time to time.

(b)	The obligations of each Guarantor under this clause 12 extend to any increase in the Secured Moneys as a result of:

(1)	any amendment, supplement, renewal or replacement of any Transaction Document to which a Transaction Party and any Finance Party is a party; or

(2)	the occurrence of any other thing.

(c)	Clause 12.4(b):

(1)
applies regardless of whether any Guarantor is aware of or consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which a Transaction Party and any Finance Party is a party or the occurrence of any other thing; and

(2)	does not limit the obligations of any Guarantor under this clause 12.

12.5	Proof by Financiers

In the event of the liquidation of a Transaction Party, each Guarantor authorises each Finance Party to prove for all money which any Guarantor has paid or is or may be obliged to pay under any Transaction Document, any other document or agreement or otherwise in respect of the Secured Moneys.

12.6	Avoidance of payments

(a)	If any payment, conveyance, transfer or other transaction relating to or affecting the Secured Moneys is:

(1)	void, voidable or unenforceable in whole or in part; or

(2)	claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

the liability of each Guarantor under this clause 12 and any Power is the same as if:

(3)	that payment, conveyance, transfer or transaction (or the void, voidable or unenforceable part of it); and

(4)	any release, settlement or discharge made in reliance on any thing referred to in clause 12.6(a)(3),

had not been made and each Guarantor must immediately take all action and sign all documents necessary or required by the Agent to restore to each Finance Party the benefit of this clause 12 and any Encumbrance held by the Finance Parties immediately before the payment, conveyance, transfer or transaction.

(b)	Clause 12.6(a) applies whether or not any Finance Party knew, or ought to have known, of anything referred to in that clause.

12.7	Indemnity for avoidance of Secured Moneys

(a)	If any of the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) are irrecoverable by any Finance Party from:

(1)	any Transaction Party; or

(2)	a Guarantor on the footing of a guarantee,

the Guarantors jointly and severally, unconditionally and irrevocably, and as a separate and principal obligation:

(3)	indemnify each Finance Party against any Loss suffered, paid or incurred by that Finance Party in relation to the non payment of that money; and

(4)	must pay the Agent for the account of the Finance Party an amount equal to that money.

(b)	Clause 12.7(a) applies to the Secured Moneys (or money which would have been Secured Moneys if it had not been irrecoverable) which are or may be irrecoverable irrespective of whether:

(1)	they are or may be irrecoverable because of any event described in clause 12.12;

(2)	they are or may be irrecoverable because of any other fact or circumstance;

(3)	the transactions or any of them relating to that money are void or illegal or avoided or otherwise unenforceable; and

(4)	any matters relating to the Secured Moneys are or should have been within the knowledge of any Finance Party.

12.8	No obligation to marshal

A Finance Party is not required to marshal or to enforce or apply under or appropriate, recover or exercise:

(a)	any Encumbrance, Guarantee or Collateral Security or other document or agreement held, at any time, by or on behalf of that or any other Finance Party; or

(b)	any money or asset which that Finance Party, at any time, holds or is entitled to receive.

12.9	Non-exercise of Guarantors’ rights

A Guarantor must not exercise any rights it may have inconsistent with this clause 12.

12.10	Principal and independent obligation

(a)	This clause 12 is:

(1)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(2)
independent of and not in substitution for or affected by any other Collateral Security which any Finance Party may hold in respect of the Secured Moneys or any obligations of any Transaction Party or any other Person.

(b)	This clause 12 is enforceable against a Guarantor:

(1)	without first having recourse to any Collateral Security;

(2)	whether or not any Finance Party has:

(A)
made demand on any Transaction Party (other than any demand specifically required to be given, or notice required to be issued, to a Guarantor under clause 12.2 or any other provision of a Transaction Document);

(B)	given notice to any Transaction Party or any other Person in respect of any thing; or

(C)	taken any other steps against any Transaction Party or any other Person;

(3)	whether or not any Secured Moneys is then due and payable; and

(4)	despite the occurrence of any event described in clause 12.12.

12.11	Suspense account

(a)	Each Finance Party may apply to the credit of a suspense account any:

(1)	amounts received under this clause 12;

(2)	dividends, distributions or other amounts received in respect of the Secured Moneys in any liquidation; and

(3)	other amounts received from a Guarantor, a Transaction Party or any other Person in respect of the Secured Moneys.

(b)	Each Finance Party may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Secured Moneys.

12.12	Unconditional nature of obligations

(a)
This clause 12 and the obligations of each Guarantor under the Transaction Documents are absolute, binding and unconditional in all circumstances, and are not released or discharged or otherwise affected by anything which but for this provision might have that effect, including:

(1)	the grant to any Transaction Party or any other Person at any time, of a waiver, covenant not to sue or other indulgence;

(2)	the release (including a release as part of any novation) or discharge of any Transaction Party or any other Person;

(3)	the cessation of the obligations, in whole or in part, of any Transaction Party or any other Person under any Transaction Document or any other document or agreement;

(4)	the liquidation of any Transaction Party or any other Person;

(5)	any arrangement, composition or compromise entered into by any Finance Party, any Transaction Party or any other Person;

(6)	any Transaction Document or any other document or agreement being in whole or in part illegal, void, voidable, avoided, unenforceable or otherwise of limited force or effect;

(7)
any extinguishment, failure, loss, release, discharge, abandonment, impairment, compounding, composition or compromise, in whole or in part of any Transaction Document or any other document or agreement;

(8)	any Collateral Security being given to any Finance Party by any Transaction Party or any other Person;

(9)	any alteration, amendment, variation, supplement, renewal or replacement of any Transaction Document or any other document or agreement;

(10)	any moratorium or other suspension of any Power;

(11)	any Finance Party, a Receiver or Attorney exercising or enforcing, delaying or refraining from exercising or enforcing, or being not entitled or unable to exercise or enforce any Power;

(12)	any Finance Party obtaining a judgment against any Transaction Party or any other Person for the payment of any of the Secured Moneys;

(13)	any transaction, agreement or arrangement that may take place with any Finance Party, any Transaction Party or any other Person;

(14)
any payment to any Finance Party, a Receiver or Attorney, including any payment which at the payment date or at any time after the payment date is in whole or in part illegal, void, voidable, avoided or unenforceable;

(15)	any failure to give effective notice to any Transaction Party or any other Person of any default under any Transaction Document or any other document or agreement;

(16)	any legal limitation, disability or incapacity of any Transaction Party or of any other Person;

(17)	any breach of any Transaction Document or any other document or agreement;

(18)	the acceptance of the repudiation of, or termination of, any Transaction Document or any other document or agreement;

(19)	any Secured Moneys being irrecoverable for any reason;

(20)	any disclaimer by any Transaction Party or any other Person of any Transaction Document or any other document or agreement;

(21)	any assignment, novation, assumption or transfer of, or other dealing with, any Powers or any other rights or obligations under any Transaction Document or any other document or agreement;

(22)	the opening of a new account of any Transaction Party with any Finance Party or any transaction on or relating to the new account;

(23)	any prejudice (including material prejudice) to any Person as a result of:

(A)	any thing done or omitted by any Finance Party, any Transaction Party or any other Person;

(B)	any Finance Party, a Receiver, Attorney or any other Person selling or realising any property the subject of a Collateral Security at less than the best price;

(C)
any failure or neglect by any Finance Party, a Receiver, Attorney or any other Person to recover the Secured Moneys from any Transaction Party or by the realisation of any property the subject of a Collateral Security; or

(D)	any other thing;

(24)	the receipt by any Finance Party of any dividend, distribution or other payment in respect of any liquidation;

(25)	the failure of any other Guarantor or any other Person who is intended to become a co-surety or co-indemnifier of that Guarantor to execute this agreement or any other document; or

(26)	any other act, omission, matter or thing whether negligent or not.

(b)	Clause 12.12(a) applies irrespective of:

(1)	the consent or knowledge or lack of consent or knowledge, of any Finance Party, any Transaction Party or any other Person of any event described in clause 12.12(a); or

(2)	any rule of law or equity to the contrary.

12.13	No competition

(a)	Until the Secured Moneys have been fully paid and this clause 12 has been finally discharged, a Guarantor is not entitled to:

(1)	be subrogated to any Finance Party;

(2)	claim or receive the benefit of:

(A)	any Encumbrance, Guarantee or other document or agreement of which any Finance Party has the benefit;

(B)	any moneys held by any Finance Party; or

(C)	any Power;

(3)
either directly or indirectly to prove in, claim or receive the benefit of any distribution, dividend or payment arising out of or relating to the liquidation of any Transaction Party liable to pay the Secured Moneys, except in accordance with that clause 12.13(b);

(4)	make a claim or exercise or enforce any right, power or remedy (including under an Encumbrance or Guarantee or by way of contribution) against any Transaction Party liable to pay the Secured Moneys;

(5)	accept, procure the grant of or allow to exist any Encumbrance in favour of a Guarantor from any Transaction Party liable to pay the Secured Moneys;

(6)	exercise or attempt to exercise any right of set-off against, or realise any Encumbrance taken from, any Transaction Party liable to pay the Secured Moneys; or

(7)	raise any defence or counterclaim in reduction or discharge of its obligations under this clause 12.

(b)	If required by any Finance Party, a Guarantor must prove in any liquidation of any Transaction Party liable to pay the Secured Moneys for all money owed to the Guarantor.

(c)
All money recovered by a Guarantor from any liquidation or under any Encumbrance or Guarantee from any Transaction Party liable to pay the Secured Moneys must be received and held in trust by the Guarantor for the Finance Parties to the extent of the unsatisfied liability of the Guarantor under this clause 12.

(d)	A Guarantor must not do or seek, attempt or purport to do anything referred to in clause 12.13(a).

12.14	Continuing guarantee

This clause 12 is a continuing obligation of each Guarantor, despite:

(a)	any settlement of account; or

(b)	the occurrence of any other thing,

and remains in full force and effect until:

(c)	all the Secured Moneys have been paid in full; and

(d)	this clause 12 has been finally discharged by all the Finance Parties.

12.15	Variation

This clause 12 extends to cover the Transaction Documents as amended, varied or replaced, whether with or without the consent of any one or more of the Guarantors, including any increase in the limit or maximum principal amount available under a Transaction Document.

12.16	Judgments

A final judgment obtained against a relevant Transaction Party is conclusive as against each Guarantor.

12.17	Additional Guarantors

Each Transaction Party must ensure that any corporation which becomes its Subsidiary (not including Kestrel, to which the provisions of clause 9.22 apply), within 10 Business Days after it becomes a Subsidiary:

(a)
executes and delivers to the Agent an officer’s certificate in the form of schedule 4 in respect of that Guarantor attaching documents in respect of that Guarantor in the form and substance acceptable to the Facility Agent acting reasonably;

(b)	executes and delivers to the Agent a Guarantee Assumption Agreement;

(c)	executes and delivers to the Agent the following Encumbrances (unless the Agent approves otherwise in writing):

(1)	a fixed and floating charge or other security interest appropriate for the location of the assets of that entity over all its assets and undertaking in a form approved by the Agent;

(2)	any Collateral Security requested by the Agent,

(the New Securities) to secure, the Secured Moneys:

(d)	duly stamps each document referred to in this clause 12.17;

(e)	gives to the Agent all duly completed forms, notices and other documents required to register or file with the appropriate Government Agency any document referred to in this clause 12.17;

(f)	provides the Agent with any legal opinions requested by the Agent regarding the enforceability of the documents (including the Encumbrances) granted under this clause 12.17;

(g)	executes and delivers to the Security Trustee an “Accession Deed (Security Provider)” under and as defined in the Security Trust Deed;

(h)	delivers to the Security Trustee all documents and evidence of title to the property to be charged or mortgaged by the New Securities; and

(i)
does everything that any Finance Party may reasonably request to ensure the enforceability of its obligations as a Guarantor and a Security Provider and as a “Security Provider” under the Security Trust Deed.

12.18	Limited recourse - Parent

(a)	The:

(1)	recourse of the Finance Parties to the Parent or any asset of the Parent under or in connection with the guarantee and indemnity given by it in this clause 12; and

(2)	liability of the Parent to the Finance Parties under or in connection with the guarantee and indemnity given by it in this clause 12,

is limited to the Secured Property of the Parent and the amount that is recovered by the Finance Parties from such Secured Property pursuant to the exercise by a Finance Party of their enforcement and other rights under the Transaction Documents or otherwise in relation to such Secured Property.

(b)	No Finance Party may exercise any Power which is inconsistent with the limitations on the recovery rights of the Finance Parties against the Parent as set out in clause 12.18(a).

(c)	Nothing in this clause 12.18 applies to or limits any right of the Parent under any provision of this agreement other than clause 12.

12.19	Extent of Guarantor’s obligations

(a)
If more than one person is named as “Guarantor”, each of them is liable for all the obligations under this clause 12 both individually and jointly with any one or more other persons named as “Guarantor”.

(b)
The guarantee and indemnity in this clause 12 takes effect as a cross-guarantee and cross-indemnity when one or more of the Transaction Parties are the same as one or more of the Guarantors. In those circumstances, it is a separate guarantee and indemnity in relation to the obligations of each Transaction Party as if that person were:

(1)	the only person included in the definition of “Transaction Party”; and

(2)	excluded from the definition of “Guarantor”.

13	Indemnities and Break Costs

13.1	General indemnity

(a)
The Borrower indemnifies each Finance Party against any Loss which that Finance Party, a Receiver (whether acting as agent of the Borrower or of a Finance Party) or an Attorney pays, suffers, incurs or is liable for, in respect of any of the following:

(1)
a Funding Portion required by a Funding Notice not being made for any reason including any failure by a Transaction Party to fulfil any condition precedent contained in clause 2, but excluding any default by that Finance Party;

(2)	the occurrence of any Default;

(3)	a Finance Party exercising its Powers consequent upon or arising out of the occurrence of any Default;

(4)	the non-exercise, attempted exercise, exercise or delay in the exercise of any Power;

(5)	any act or omission of a Security Provider or any of its employees or agents;

(6)	the occupation, use or ownership of any Secured Property by a Security Provider or any of its employees or agents;

(7)	any workers’ compensation claim by any employee of a Security Provider;

(8)	any insurance policy in respect of any Secured Property;

(9)	any compulsory acquisition or statutory or judicial divestiture of any Secured Property;

(10)	any other thing in respect of a Security or any Secured Property;

(11)
any failure to issue (or defect in the issue of) any Call Options when required under this agreement, or any failure to issue (or defect in the issue of) Exercise Shares on the exercise of any Call Options;

(12)	any payment made by a Financier to the Agent under clause 16.11;

(13)
the repayment of any Funding Portion under Tranche A prior to the Maturity Date (including any voluntary prepayment of all or part of any Funding Portion under clause 3.4, but excluding any prepayment of all or any part of a Funding Portion as a consequence of the exercise of a Call Option in accordance with clause 6).

(b)	The indemnity in clause 13.1(a), includes:

(1)	an amount called “break costs”. These may by calculated by any method amount determined by the relevant Finance Party including by reference to any Loss it being incurs by reason of:

(A)	the liquidation or re-employment of deposits or other funds acquired or contracted for by the Finance Party to fund or maintain its Commitment; or

(B)
the termination of arrangements it has made with others to fund (or to maintain its funding of) financial accommodation under the Transaction Documents or to hedge or swap its funding of the transactions contemplated by the Transaction Documents under any hedge or swap arrangement, instrument or contract, whether with an external party or an internal department; and

(2)	loss of margin,

but does not include any Loss paid, suffered, incurred or for which a Finance Party is liable for, or any “break costs” in respect of the repayment of any Funding Portion under Tranche B prior to the Maturity Date.

13.2	Break Costs

The Borrower must, within 3 Business Days of demand by the Agent, pay to the Agent for the account of each Finance Party its Break Costs attributable to all or any part of a Funding Portion being prepaid or repaid by the Borrower on a day other than the last day of the Interest Period for that Funding Portion.

13.3	Foreign currency indemnity

If, at any time:

(a)	a Finance Party, a Receiver or an Attorney receives or recovers any amount payable by a Transaction Party including:

(1)	under any judgment or order of any Government Agency;

(2)	for any breach of any Transaction Document;

(3)	on the liquidation or bankruptcy of the Transaction Party or any proof or claim in that liquidation or bankruptcy; or

(4)	any other thing into which the obligations of the Transaction Party may have become merged; and

(b)	the Payment Currency is not the Relevant Currency,

the Borrower indemnifies each Finance Party, Receiver or Attorney against any shortfall between the amount payable in the Relevant Currency and the amount actually or notionally received or recovered by each Finance Party, Receiver or Attorney after the Payment Currency is converted or translated into the Relevant Currency under clause 13.4.

13.4	Conversion of currencies

In making any currency conversion under clause 13.2, a Finance Party, Receiver or Attorney may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

13.5	Continuing indemnities and evidence of loss

(a)	Each indemnity of a Transaction Party in a Transaction Document is a continuing obligation of the Transaction Party, despite:

(1)	any settlement of account; or

(2)	the occurrence of any other thing,

and remains in full force and effect until:

(3)	the Secured Moneys are fully and finally repaid; and

(4)	each Security has been finally discharged.

(b)
Each indemnity of a Transaction Party in a Transaction Document is an additional, separate and independent obligation of a Transaction Party and no one indemnity limits the general nature of any other indemnity.

(c)	Each indemnity of a Transaction Party in a Transaction Document survives the termination of any Transaction Document.

(d)	A certificate given by an Officer of a Finance Party detailing the amount of any Loss covered by any indemnity in a Transaction Document is sufficient evidence unless the contrary is proved.

14	Fees, Tax, costs and expenses

14.1	Fees

The Borrower must pay to Macquarie Bank Limited for its own account the fees and other amounts agreed between the Borrower and Macquarie Bank Limited in the relevant Fee Letter.

14.2	Agent’s fees

The Borrower must pay to the Agent for its own account the fees and other amounts agreed between the Borrower and the Agent in the relevant Fee Letter.

14.3	Security Trustee’s Fees

The Borrower must pay the Security Trustee for its own account the fees and other amounts agreed between the Borrower and the Security Trustee in the relevant Fee Letter.

14.4	Costs and expenses

The Borrower must pay all costs and expenses of each Finance Party in relation to:

(a)	the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of any Transaction Document;

(b)	the enforcement, protection or waiver of any rights under any Transaction Document;

(c)	the consent or approval of a Finance Party given under any Transaction Document; and

(d)	any enquiry by a Government Agency involving the Borrower, the Parent or any member of the Group,

including:

(e)	any administration costs of each Finance Party in relation to the matters described in clause 14.4(c) or (d); and

(f)	any legal costs and expenses and any professional consultant’s fees, on a full indemnity basis.

14.5	GST

(a)
If GST is or will be imposed on a supply made under or in connection with a Transaction Document by a Finance Party, the Finance Party may, to the extent that the consideration otherwise provided for that supply is not stated to include an amount in respect of GST on the supply:

(1)	increase the consideration otherwise provided for that supply under the Transaction Document by the amount of that GST; or

(2)	otherwise recover from the recipient of the supply the amount of that GST.

(b)	Each Finance Party must issue a Tax Invoice to the recipient of the supply no later than 5 Business Days after payment to the Finance Party of the GST inclusive consideration for that supply.

15	Interest on overdue amounts

15.1	Payment of interest

Each Transaction Party must pay interest on:

(a)	any of the Secured Moneys due and payable by it, but unpaid; and

(b)	any interest payable but unpaid under this clause 15.

15.2	Accrual of interest

The interest payable under this clause 15:

(a)
accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Secured Moneys becomes merged; and

(b)	may be capitalised at monthly intervals.

15.3	Rate of interest

The rate of interest payable under this clause 15 on any part of the Secured Moneys is the higher of:

(a)	the Overdue Rate;

(b)	on the date that part of the Secured Moneys becomes due and payable but is unpaid; and

(1)	on each date which is 1 month after the immediately preceding date on which the Overdue Rate was determined under this clause 15.3(a); and

(c)	the rate fixed or payable under a judgment or other thing referred to in clause 15.2(a).

16	Relations between Agent and Financier

16.1	Appointment of Agent

Each Financier appoints the Agent to act as its agent under the Transaction Documents and authorises the Agent to do the following on its behalf:

(a)	amend or waive compliance with any provision of the Transaction Documents in accordance with the Transaction Documents;

(b)	all things which the Transaction Documents expressly require the Agent to do, or contemplate are to be done by the Agent, on behalf of the Financiers; and

(c)	all things which are incidental or ancillary to the Powers of the Agent described in clauses 16.1(a) or (b).

16.2	Agent’s capacity

The Agent:

(a)	in its capacity as a Financier, has the same obligations and Powers under each Transaction Document as any other Financier as though it were not acting as the Agent; and

(b)	may engage in any kind of banking or other business with any Transaction Party without having to notify or account to the Financiers.

16.3	Agent’s obligations

(a)	The Agent has only those duties and obligations which are expressly specified in the Transaction Documents.

(b)	The Agent is not required to:

(1)	keep itself informed as to the affairs of any Transaction Party or its compliance with any Transaction Document; or

(2)	review or check the accuracy or completeness of any document or information it forwards to any Financier or other Person.

16.4	Agent’s powers

(a)	Except as specifically set out in the Transaction Documents (including clause 16.5), the Agent may exercise its Powers under the Transaction Documents:

(1)	as it thinks fit in the best interests of the Financiers; and

(2)	without consulting with or seeking the instructions of the Financiers.

(b)	The exercise by the Agent of any Power in accordance with this clause 16 binds all the Financiers.

16.5	Instructions to Agent

The Agent:

(a)	must exercise its Powers in accordance with any instructions given to it by the Majority Financiers or, if specifically required to do so under a Transaction Document, all Financiers;

(b)	must not amend or waive any provision of a Transaction Document which has the effect of:

(1)	increasing the obligations of any Financier; or

(2)	changing the terms of payment of any amounts payable under the Transaction Documents; or

(3)	changing the manner in which those payments are to be applied,

without the consent of all the Financiers;

(c)
must not amend or waive any other provision of any Transaction Document without the consent of the Majority Financiers unless the Agent is satisfied that the amendment is made to correct a manifest error or an error of a formal or technical nature only; or

(d)
must not otherwise exercise any Power which the Transaction Documents specify are to be exercised with the consent or in accordance with the instructions of the Majority Financiers or some other number of Financiers, or amend any such requirement, except with that consent or in accordance with those instructions; and

(e)
may refrain from acting, whether in accordance with the instructions of the Financiers or otherwise, until it has received security for any amount it reasonably believes may become payable to it by the Financiers under clause 16.11.

16.6	Assumptions as to authority

Each Transaction Party may assume, with inquiry, that any action of the Agent under the Transaction Documents is in accordance with any required authorisations, consents or instructions from the Financiers.

16.7	Agent’s liability

Neither the Agent nor any Related Body Corporate of the Agent nor any of their respective directors, officers, employees, agents or successors is responsible to the Financiers or a Transaction Party for:

(a)
any recitals, statements, representations or warranties contained in any Transaction Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Transaction Document;

(b)
the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document (other than as against the Agent) or any other certificate or document referred to or provided for in, or received by any of them under, any Transaction Document;

(c)	any failure by a Transaction Party or any Financier to perform its obligations under any Transaction Document; or

(d)
any action taken or omitted to be taken by it or them under any Transaction Document or in connection with any Transaction Document except in the case of its or their own fraud or wilful misconduct or gross negligence.

16.8	Delegation

The Agent may employ agents and attorneys.

16.9	Agent entitled to rely

The Agent may rely on:

(a)
any certificate, communication, notice or other document (including any facsimile transmission or telegram) it believes to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons; and

(b)	advice and statements of solicitors, independent accountants and other experts selected by the Agent with reasonable care.

16.10	Provision of information

(a)	The Agent must forward to each Financier:

(1)	notice of the occurrence of any Default promptly after the Agent becomes actually aware of it; and

(2)	a copy of each report, notice or other document promptly after the Agent receives it from a Transaction Party under any Transaction Document.

(b)	The Agent is not to be regarded as being actually aware of the occurrence of a Default unless the Agent:

(1)	is actually aware that any payment due by a Transaction Party under the Transaction Documents has not been made; or

(2)	has received notice from a Financier or a Transaction Party stating that a Default has occurred describing the same and stating that the notice is a Default Notice.

(c)
If the Agent receives a Default Notice the Agent may treat any such Default as continuing until it has received a further Default Notice from the party giving the original notice stating that the Default is no longer continuing and the Agent is entitled to rely on such second notice for all purposes under the Transaction Documents.

(d)	The Agent is not to be regarded as having received any report, notice or other document or information unless it has been given to it in accordance with clause 19.3.

(e)
Except as specified in clause 16.10(a) and as otherwise expressly required by the Transaction Documents, the Agent has no duty or responsibility to provide any Financier with any information concerning the affairs of any Transaction Party or other Person which may come into the Agent’s possession.

(f)
Nothing in any Transaction Document obliges the Agent to disclose any information relating to any Transaction Party or other Person if the disclosure would constitute a breach of any law, duty of secrecy or duty of confidentiality.

16.11	Indemnity by Financiers

The Financiers severally indemnify the Agent (to the extent not reimbursed by any Transaction Party) in their Pro Rata Shares against any Loss which the Agent pays, suffers, incurs or is liable for in acting as Agent, except to the extent attributable to the Agent’s fraud, wilful misconduct or negligence.

16.12	Independent appraisal by Financiers

Each Financier acknowledges that it has made and must continue to make, independently and without reliance on the Agent or any other Financier, and based on the documents and information it considers appropriate, its own investigation into and appraisal of:

(a)	the affairs of each Transaction Party;

(b)	the accuracy and sufficiency of any information on which it has relied in connection with its entry into the Transaction Documents; and

(c)	the legality, validity, effectiveness, enforceability and sufficiency of each Transaction Document.

16.13	Resignation and removal of Agent

(a)
The Agent may, by notice to the Borrower and the Financiers, resign at any time and the Majority Financiers may, by notice to the Borrower and the Agent, remove the Agent from office. The resignation or removal of the Agent takes effect on appointment of a successor Agent in accordance with this clause 16.13.

(b)
When a notice of resignation or removal is given, the Majority Financiers may appoint a successor Agent. If no successor Agent is appointed within 20 Business Days, the Agent may appoint a successor Agent.

(c)
When a successor Agent is appointed, and executes an undertaking to be bound as successor Agent under the Transaction Documents, the successor Agent succeeds to and becomes vested with all the Powers and duties of the retiring Agent, and the retiring Agent is discharged from its duties and obligations under the Transaction Documents.

(d)	After any retiring Agent’s resignation or removal, this agreement continues in effect in respect of any actions which the Agent took or omitted to take while acting as the Agent.

16.14	Institution of actions by Financiers

(a)
A Financier must not institute any legal proceedings against a Transaction Party to recover amounts owing to it under the Transaction Documents, without giving the Agent and each other Financier a reasonable opportunity to join in the proceedings or agree to share the costs of the proceedings.

(b)
If a Financier does not join in an action against a Transaction Party or does not agree to share in the costs of the action (having been given a reasonable opportunity to do so by the Finance Party bringing the action), it is not entitled to share in any amount recovered by the action until all the Finance Parties who did join in the action or agree to share the costs of the action have received in full all money payable to them under the Transaction Documents.

16.15	Identity of Financiers

(a)	A Financier must notify the Agent of any assignment or novation of that Financiers’ rights or obligations under any Transaction Document in accordance with clause 16.

(b)
The Agent may treat each Financier as the absolute legal and beneficial holder of its rights under the Transaction Documents for all purposes, despite any notice to the contrary, unless otherwise required by law.

16.16	Electronic transmission of notices

Commencing on a date to be determined by the Agent and notified to the other parties to this agreement, notices, requests, demands, consents, approvals, agreements or other communications to or by the Agent under the Transaction Documents:

(a)
may be given by means of a secure website established by the Agent, access to which is restricted to the parties to the Transaction Documents (and, where applicable, their financial and legal advisers); and

(b)	will be taken to be given or made on:

(1)	a notice being posted on the secure website; and

(2)
receipt by the Agent of a delivery receipt in respect of an e-mail the Agent has sent to the relevant party’s nominated email address (as notified to the Agent at least 5 days before any e-mail is sent by the Agent or notice posted on the secure website) advising that the notice has become available on the secure website.

16.17	Instructions

The parties acknowledge and agree that an Agent in giving any notice, consent, approval, waiver, variation, direction, agreement or other communication, or forming an opinion, will be acting on the instructions of the Financiers in accordance with this agreement. Where references to “acting reasonably”, “in the opinion”, “being satisfied”, “acting in good faith” or similar expressions are used in connection with an Agent, such references shall be construed to refer to each of the Financiers from whom the Agent is required, or does, obtain instructions in so acting.

17	Assignment and substitution

17.1	Assignment by Transaction Party

A Transaction Party must not assign or novate any of its rights or obligations under a Transaction Document without the Agent’s prior written consent.

17.2	Assignment by Financiers

Any Financier (the Transferor) may assign or novate any of its rights and obligations under a Transaction Document to any bank or other recognised financial institution (including any investment or hedge fund) (the Transferee) without the consent of any Transaction Party if:

(a)	any necessary prior Authorisation is obtained;

(b)	where the Financier is novating any of its rights and obligations under a Transaction Document, the novation is effected in accordance with clause 17.3;

(c)
if the dealing is with part of the Commitment of that Financier, it must be in a minimum amount of US$1,000,000 and an integral multiple of US$500,000 and so that its remaining Commitment is at least US$1,000,000; and

(d)	it notifies the Agent and the Borrower; and

(e)	at the same time as the assignment or novation it transfers to the Transferee:

(1)	1 Tranche A Call Option for each US$1 of Commitment for Tranche A, transferred or novated to the Transferee; and

(2)	1 Tranche B Call Option for each US$1 of Commitment for Tranche B transferred or novated to the Transferee.

17.3	Substitution certificate

(a)
If a Financier wishes to novate any of its rights and obligations under a Transaction Document to a Substitute Financier, it must notify the Agent at least 5 Business Days before the substitution (or such shorter period as the Agent approves), of the following:

(1)	the name of the Substitute Financier;

(2)	the proportion of its Commitment and its Principal Outstanding to be assumed by the Substitute Financier; and

(3)	the proposed date of the substitution.

(b)
The Retiring Financier and the Substitute Financier must execute a substitution certificate in the form of annexure B and deliver it to the Agent at least 2 Business Days before the substitution (or such shorter period as the Agent approves).

(c)	When the Agent receives a substitution certificate under clause 17.3(b) it is authorised to, and must:

(1)	execute it on behalf of all the parties to this agreement other than the Retiring Financier;

(2)	notify each of the parties to this agreement of the substitution; and

(3)	deliver copies of it to the Borrower, the Retiring Financier and the Substitute Financier.

(d)
If any Call Options are to be transferred under this clause 17 the Retiring Financier must promptly return the Call Options Certificates held by it for relevant Call Options to the Parent and the Parent must issue to the Retiring Financier and the Substitute Financier Call Option Certificates for the balances of Call Options held by them following that transfer (with each Call Option Certificate to evidence not more than 500,000 Call Options).

17.4	Assist

Each party must do any thing which the Agent reasonably requests including, executing any documents or amending any Transaction Document, to effect any transfer, assignment, novation or substitution under this clause 16.

17.5	Securitisation permitted

(a)
A Financier may, without having to obtain the consent of or notify a Transaction Party, assign, transfer, sub-participate or otherwise deal with any of its rights under this agreement (but not any Call Options) to a trustee of a trust, a company or any other entity which in each case is established for the purposes of securitisation (Securitisation Dealing).

(b)	Despite any Securitisation Dealing by a Financier:

(1)	the Financier must continue to perform all its obligations under this agreement; and

(2)	any amount paid by the Transaction Party to the Agent for the account of the Financier will satisfy the Transaction Party’s obligation to make that payment until the Transaction Party is:

(A)	given notice by the Financier of the Securitisation Dealing; and

(B)	directed by the Financier to pay any amount payable by the Transaction Party under this agreement to the relevant assignee, transferee or sub-participant.

17.6	Participation permitted

A Financier may grant a participation interest (being a right to share in the financial benefits of this agreement, without any rights against a Transaction Party) in any of the Financier’s rights and benefits under this agreement to any other bank or other recognised financial institution (including any investment or hedge fund) without having to obtain the consent of or to notify a Transaction Party.

17.7	Lending Office

(a)	A Financier may change its Lending Office at any time.

(b)	A Financier must promptly notify the Agent and the Borrower of the change.

17.8	No increase in costs

If a Financier assigns or novates any of its rights or obligations under any Transaction Document or changes its Lending Office, no Transaction Party is required to pay any net increase in the aggregate amount of costs, Taxes, fees or charges which:

(a)	is a direct consequence of the transfer or assignment or change of Lending Office; and

(b)	the Financier or its transferee or assignee was aware of or ought reasonably to have been aware of, at the time of the transfer or assignment or change of Lending Office.

18	Saving provisions

18.1	No merger of security

(a)	Nothing in this agreement merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)	any Encumbrance or indemnity in favour of any Finance Party; or

(2)	any Power.

(b)	No other Encumbrance or Transaction Document which a Finance Party has the benefit of in any way prejudicially affects any Power.

18.2	Exclusion of moratorium

To the extent not excluded by law, a provision of any legislation which directly or indirectly:

(a)	lessens, varies or affects in favour of a Transaction Party any obligations under a Transaction Document; or

(b)	stays, postpones or otherwise prevents or prejudicially affects the exercise by any Finance Party of any Power,

is negatived and excluded from each Transaction Document and all relief and protection conferred on a Transaction Party by or under that legislation is also negatived and excluded.

18.3	Conflict

Where any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Transaction Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

18.4	Consents

(a)
Whenever the doing of any thing by a Transaction Party is dependent on the consent of a Finance Party, the Finance Party may withhold its consent or give it conditionally or unconditionally in its absolute discretion, unless expressly stated otherwise in a Transaction Document.

(b)	Any conditions imposed on a Transaction Party by a Finance Party under clause 18.4(a) must be complied with by the Transaction Party.

18.5	Principal obligations

This agreement and each Collateral Security is:

(a)	a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

(b)	independent of, and unaffected by, any other Encumbrance or other obligation which a Finance Party may hold at any time in respect of the Secured Moneys.

18.6	Non-avoidance

If any payment by a Transaction Party to a Finance Party is avoided for any reason including any legal limitation, disability or incapacity of or affecting the Transaction Party or any other thing, and whether or not:

(a)	any transaction relating to the Secured Moneys was illegal, void or substantially avoided; or

(b)	any thing was or ought to have been within the knowledge of any Finance Party,

the Transaction Party:

(c)	as an additional, separate and independent obligation, indemnifies each Finance Party against that avoided payment; and

(d)
acknowledges that any liability of the Transaction Party under the Transaction Documents and any right or remedy of the Finance Parties under the Transaction Documents is the same as if that payment had not been made.

18.7	Set-off authorised

If a Transaction Party does not pay any amount when due and payable by it to any Finance Party under a Transaction Document, the Finance Party may:

(a)	apply any credit balance in any currency in any account of the Transaction Party with the Finance Party in or towards satisfaction of that amount; and

(b)	effect any currency conversion which may be required to make an application under clause 18.7(a).

18.8	Agent’s certificates and approvals

(a)
A certificate signed by any Officer of the Agent in relation to any amount, calculation or payment under any Transaction Document is sufficient evidence of that amount, calculation or payment unless the contrary is proved.

(b)	Where any provision of a Transaction Document requires the Agent’s approval, that approval will not be effective unless and until it is provided in writing.

18.9	No reliance or other obligations and risk assumption

Each Transaction Party acknowledges and confirms that:

(a)	it has not entered into any Transaction Document in reliance on any representation, warranty, promise or statement made by or on behalf of any Finance Party;

(b)	in respect of the transactions evidenced by the Transaction Documents, no Finance Party has any obligations other than those expressly set out in the Transaction Documents; and

(c)	in respect of interest rates or exchange rates, no Finance Party is liable for:

(1)	any movement in interest rates or exchange rates; or

(2)	any information, advice or opinion provided by a Finance Party or any Person on behalf of any Finance Party, even if:

(A)	provided at the request of a Transaction Party (it being acknowledged by each Transaction Party that such matters are inherently speculative);

(B)	relied on by a Transaction Party; or

(C)	provided incorrectly or negligently.

18.10	Power of attorney

(a)	For consideration received, each Transaction Party irrevocably appoints the Agent and each Officer of the Agent as the attorney of the Transaction Party to:

(1)	execute and deliver all documents; and

(2)	do all things,

which are necessary or desirable to give effect to each Transaction Document.

(b)	An attorney appointed under clause 18.10(a) may appoint a substitute attorney to perform any of its powers.

19	General

19.1	Confidential information

A Finance Party must not disclose to any Person:

(a)	any Transaction Document; or

(b)	any information about any Transaction Party,

except:

(c)
in connection with a permitted assignment, novation, participation or securitisation under clause 16, where the disclosure is made on the basis that the recipient of the information will comply with this clause 19.1 in the same way that the Finance Party is required to do;

(d)	to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Transaction Documents;

(e)	to the Reserve Bank of Australia, the Australian Tax Office or any Government Agency requiring disclosure of the information;

(f)	in connection with the enforcement of its rights under the Transaction Documents;

(g)	where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(h)	if required by law; or

(i)	otherwise with the prior written consent of the relevant Transaction Party (such consent not to be unreasonably withheld).

19.2	Transaction Party to bear cost

Any thing which must be done by a Transaction Party under any Transaction Document, whether or not at the request of a Finance Party, must be done at the cost of the Transaction Party.

19.3	Notices

(a)	Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Transaction Document:

(1)	must be in legible writing and in English addressed to the party in accordance with its details set out in schedule 3 or as specified to the sender by the party by notice;

(2)	must be signed by an Officer of the sender;

(3)	is regarded as being given by the sender and received by the addressee:

(A)	if by delivery in Person, when delivered to the addressee;

(B)	if by post, on delivery to the addressee; or

(C)	if by facsimile, when received by the addressee in legible form,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day; and

(4)
can be relied on by the addressee and the addressee is not liable to any other Person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(b)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 19.3(a)(3) and informs the sender that it is not legible.

19.4	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each Transaction Party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

(c)	Each Transaction Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)
Each Transaction Party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

(e)	Each Transaction Party (other than the Parent):

(1)
irrevocably appoints Samson Oil & Gas Limited of Level 36, Exchange Plaza, 2 The Esplanade, Perth WA 6000 in relation to proceedings in New South Wales as its agent to receive service of any legal process (including under, in relation to or in connection with a Transaction Document) without excluding any other means of service permitted by the law of New South Wales or that other jurisdiction; and

(2)	agrees that failure by a process agent to notify the relevant Transaction Party of the process will not invalidate the proceedings concerned.

(f)	Samson Oil & Gas Limited accepts its appointment as agent for service of process under clause 19.4(e).

19.5	Prohibition and enforceability

(a)
Any provision of, or the application of any provision of, any Transaction Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, any Transaction Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

19.6	Waivers

(a)
Waiver of any right arising from a breach of this agreement or of any Power arising on default under this agreement or on the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a Power created or arising on default under this agreement or on the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

(c)
A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause may not itself be waived except in writing.

19.7	Variation

(a)	A variation of any term of this agreement must be in writing and signed by the parties.

(b)
The Agent may sign a variation of any term of this agreement under clause 19.7(a) on behalf of the Financiers where it is permitted to do so in accordance with clause 16.5 or any other provision of a Transaction Document.

19.8	Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of any Finance Party, Receiver or Attorney.

19.9	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

19.10	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Executed as an agreement:

Borrower:

Signed by
Samson Oil and Gas USA Inc
by in the presence of:

/s/ Robyn Lamont Witness Robyn Lamont Name (please print) Guarantor: Signed for Samson Oil & Gas Limited by its attorney in the presence of: /s/ Robyn Lamont Witness Robyn Lamont Name (please print)	/s/ Terrence M. Barr Signatory Terence M. Barr Name (please print) /s/ Terence M. Barr Signatory Terence M. Barr Name (please print)

Financiers:

Signed for
Macquarie Bank Limited
by its attorneys in
the presence of:

/s/ Christian A. Coulter
Witness

Christian A. Coulter
Name (please print)

Agent:

Signed for
Macquarie Bank Limited
by its attorneys in
the presence of:

/s/ Christian A. Coulter
Witness

Christian A. Coulter
Name (please print)

/s/ Thomas Callinan
Attorney

Thomas Callinan
Name (please print)

/s/ Andrew Sinclair
Attorney

Andrew Sinclair
Name (please print)

/s/ Thomas Callinan
Attorney

Thomas Callinan
Name (please print)

/s/ Andrew Sinclair
Attorney

Andrew Sinclair
Name (please print)

Security Trustee:

Signed for
Macquarie Bank Limited
by its attorneys in
the presence of:

/s/ Christian A. Coulter Witness Christian A. Coulter Name (please print)	/s/ Thomas Callinan Attorney Thomas Callinan Name (please print) /s/ Andrew Sinclair Attorney Andrew Sinclair Name (please print)

Parent:

Signed for
Samson Oil & Gas Limited
by its attorney in
the presence of:

/s/ Robyn Lamont Witness Robyn Lamont Name (please print)	/s/ Terence M. Barr Signatory Terence M. Barr Name (please print)